                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (the "AGREEMENT") entered into as of this 15th day of June, 2004, by and among PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (the "BUYER"), W. WHITLOW WYATT ("SELLER"), and ALTAMA DELTA CORPORATION, a Georgia corporation (the "TARGET"). Buyer, Seller, and Target are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

      WHEREAS, the Seller is the holder of 230,603 shares of common stock, par value $.10 per share, of the Target, which constitute all of the outstanding shares of capital stock of Target (the "TARGET SHARES");

      WHEREAS, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, for the consideration hereinafter provided, the Target Shares; and

      WHEREAS, concurrently with the execution and delivery hereof the Seller has delivered to Buyer disclosure schedules as of the date hereof (the "DISCLOSURE SCHEDULES") which have been arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in
Section 3 below;

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    DEFINITIONS

            (a) The following definitions shall have the following meanings:

                  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, charges, complaints, injunctions, judgments, orders, decrees, rulings, out of pocket costs, losses, Taxes, fines, liens, liabilities, obligations, damages (but not including consequential damages), deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

                  "AFFILIATE" of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" including, with correlative means, the terms "controlled by" and "under common control with", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (including stock, partnership interests or membership interests), by contract or otherwise.

                  "AGREEMENT" means this Stock Purchase Agreement, including the Exhibits hereto and the Disclosure Schedules, as it may be amended or modified from time to time as permitted herein.

                  "AMEX" means the American Stock Exchange LLC.

                  "BENEFIT ARRANGEMENT" means any plan, agreement, arrangement or practice providing for insurance coverage (including any self-insured plan, agreement, arrangement or practice), supplemental unemployment benefits, deferred compensation, bonuses, stock options, stock purchases, "parachute payments" (within the meaning of Code Section 280G), or other form of incentive or post-employment compensation or benefits, which (a) is not a Employee Benefit Plan, and (b) covers or may provide benefits to any employee or prior employee.

                  "BID" means any quotation, bid or proposal submitted for the development, production or sale of any products by Target or any of its Subsidiaries

                  "BUSINESS DAY" means any day except a Saturday, Sunday or any other day on which commercial banks are authorized by law to close in the State of New York.

                  "BUYER COMMON STOCK" means the common stock, par value $.01 per share, of the Buyer.

                  "CAPITAL EXPENDITURE" means any expenditures by the Target or its Subsidiaries for the acquisition, lease, repair or improvement of fixed or capital assets, including any and all improvements or repairs to equipment.

                  "CAPITAL LEASE" means the Lease Agreement by and between the Industrial Development Board of the City of Lexington, Tennessee ("IDB"), a public, non-profit corporation organized and existing under the laws of the State of Tennessee, and Target dated December 13, 1995.

                  "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMISSION" means Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

                  "CONFIDENTIALITY AGREEMENTS" means the Confidentiality Agreement between Buyer and Target dated January 21, 2004 and the
Confidentiality Agreement among the Buyer, Target and Seller dated April 30, 2004 and signed by Target and Seller on May 25, 2004.

                  "CONTRACT" means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

                  "EMPLOYEE BENEFIT PLAN" means any (a) Employee Pension Benefit Plan or (b) Employee Welfare Benefit Plan.


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
                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

                  "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                  "EPA PAYMENT" means any payment received from the DCMA in satisfaction of the EPA Claim.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" or a trade or business which is under common control under Code Section 414(b) or (c), or is a member of the same "affiliated service group" with such Person (under Code
Section 414(m)) or any other entity aggregated with such Person, pursuant to the Treasury Regulations enacted pursuant to Code Section 414(o).

                  "ESCROW AGENT" means Manufacturers and Traders Trust Company, a New York banking corporation.

                  "ESCROW AMOUNT" has the meaning given thereto in the Escrow Agreement.

                  "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

                  "FISCAL 2004 PERMITTED TARGET DISTRIBUTIONS" means as of the Closing Date the sum of: (a) 39% of the Fiscal 2004 Target Net Operating Income,
(b) $350,000 divided by 365, multiplied by the number of days between and including September 28, 2003 and the Closing Date, (c) the Kiawah Property transferred to Seller, and (d) any EPA Payment received by Target prior to the Closing. For purposes of determining the amount of the "Fiscal 2004 Permitted Target Distributions," the Kiawah Property shall be valued at $1,377,946.

                  "FISCAL 2004 TARGET DISTRIBUTIONS" means the sum of (a) all dividends and distributions, whether being in the form of cash or property, made by Target to any holders of its capital stock at any time from and including September 28, 2003 through and including the Closing Date, including, but not limited to, the marketable securities (the "SECURITIES") held in Target's name at an account maintained at Merrill Lynch, Pierce Fenner & Smith (accounts no. 706-02150, 706-02141 & 706-07m68) (the "MERRILL LYNCH Account") and distributed by Target to Seller on March 31, 2004 and the Kiawah Property distributed by Target to Seller on March 31, 2003, (b) all


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
employee compensation (i.e., compensation shown on IRS Form W-2 or otherwise) of any kind paid to W. Whitlow Wyatt or any of his Affiliates (other than his wife or daughter) at any time from and including September 28, 2003 through and including the Closing Date, and (c) all compensation paid to any member of Seller's family after the date hereof (including his wife and daughter) through and including the Closing Date. For purposes of determining the amount of the Fiscal 2004 Target Distributions, the Securities shall be valued at $2,036,338 based on the representation to Buyer in Section 3(e)(iv), and the Kiawah Property shall be valued at $1,377,986. If the representation and warranty in
Section 3(e)(iv) is inaccurate, then the value of the Securities shall be adjusted to the correct net figure (i.e., aggregate closing price of the Securities less the paid in full Merrill Lynch Account Target debt) for such representation and warranty. Any other property or securities distributed shall be valued based on their fair market value at the time of distribution.

                  "FISCAL 2004 TARGET EXCESS OR INSUFFICIENT DISTRIBUTIONS" means (a) Fiscal 2004 Target Distributions, minus (b) Fiscal 2004 Permitted Target Distributions, which result may be either a positive or a negative number. For example, if the Fiscal 2004 Target Distributions were $200 and the Fiscal 2004 Permitted Tax Distributions were $150, then the Fiscal 2004 Target Excess or Insufficient Distributions would be a positive $50; conversely, if these figures were $150 and $200, respectively, then the Fiscal 2004 Target Excess or Insufficient Distribution would be a negative $50.

                  "FISCAL 2004 TARGET NET OPERATING INCOME" means the consolidated operating income of Target and its Subsidiaries for the period commencing on September 28, 2003 and continuing through and including the Closing Date, determined in accordance with GAAP on a consistent basis with Target's consolidated operating income reported in Target's statement of operations for its fiscal year ended September 27, 2003. For avoidance of doubt and notwithstanding anything to the contrary, Fiscal 2004 Target Net Operating Income shall not include any extraordinary gains, including any gains recognized from the transfer by the Target to the Seller of the Kiawah Property or any securities or any other property of any kind and shall not include any EPA Payment.

                  "FISCAL 2004 TARGET TAXES" means all Taxes due and payable by Target and its Subsidiaries in accordance with Legal Requirements with respect to the taxable period commencing on September 28, 2003 and ending on the Closing Date, other than license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, franchise, withholding, social security (or similar), unemployment, disability, sales, use, registration and value added taxes.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "GOVERNMENTAL AUTHORITY" means any government or any agency, bureau, board, commission, court, department, officer, official, employee, agent, political subdivision, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

                  "GOVERNMENT BIDS" means any Bid submitted by the Target or any of its Subsidiaries to any Governmental Authority or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.


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
                  "GOVERNMENT CONTRACT" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, or other Contract relating thereto, in connection with or relating to any United States Governmental Authority between the Target or any of its Subsidiaries, and any United States Governmental Authority or any other prime contractor or subcontractor at any tier in relation to a Contract with any United States Governmental Authority.

                  "IMPROVEMENTS" means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in any Leased Real Property.

                  "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

                  "KEY EMPLOYEE OF TARGET" means any of W. Whitlow Wyatt, Harold McAllister, Kelly Schmidt, Allan Gray, Louis Bula, or Ray Carney.

                  "KIAWAH PROPERTY" means the real property located at 274 Doral Open, Kiawah Island, South Carolina 29455 described in the Warranty Deed dated March 31, 2004 executed by Target in favor of Seller, together with all related personal property described in the Bill of Sale dated March 31, 2004 executed by Target in favor of Seller.

                  "KNOWLEDGE OF SELLER AND TARGET" or "KNOWLEDGE OF TARGET AND SELLER" means facts or other matters actually known by Seller or any officer or any Key Employee of Target, or which should have been known by Seller or any officer or any Key Employee of Target after due inquiry and reasonable investigation.


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
                  "LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Target or its Subsidiaries holds any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target or its Subsidiaries thereunder.

                  "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty.

                  "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means, with respect to any entity any occurrence, incident, action, failure to act, event, change or effect that is or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, results of operations, or prospects of such entity and its subsidiaries, taken as a whole, or to the enforcement of this Agreement and any agreement contemplated herein, except changes solely to the extent resulting from (a) the announcement or other disclosure of this Agreement, (b) changes in general business conditions, hostilities involving the United States, changes in the footwear industry or in general financial market conditions, or (c) actions taken solely by Buyer with respect to Target or its Subsidiaries in contemplation of the transactions provided for in this Agreement if such actions are not provided for hereunder and are without Target's consent.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA
Section 3(37).

                  "ORDINARY COURSE OF BUSINESS" means, when used with respect to any Person, the ordinary course of business of such Person, consistent with past custom and practice of such Person (including with respect to quantity and frequency).

                  "OTHER TRANSACTION AGREEMENTS" means the Consulting Agreement, the Escrow Agreement, the Non-Competition Agreement and the Registration Rights Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMITTED ENCUMBRANCES" means the Security Interest on the assets of Target and its Subsidiaries held by Target's lender to secure the Target Borrowed Debt as it exists on the Closing Date.

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Section 406 and Code Section 4975.


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
                  "PUERTO RICO LEASE" means the Lease Contract by and between The Puerto Rico Industrial Development Company ("PRIDC") and Altama Delta (Puerto Rico) Corporation dated January 15, 1992.

                  "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by Manufacturers & Traders Trust Company as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

                  "REVOLVING CREDIT FACILITY" means the Revolving Credit Agreement dated April 27, 2004 between Target, as borrower, and Wachovia Bank, N.A., as lender.

                  "RO-SEARCH AGREEMENTS" means a Contract among Altama Delta Corporation, Hi-Pals Footwear, Inc. and Ro-Search, Incorporated ("RO-SEARCH") dated July 30, 1969, as amended; Technical Assistance Agreement between Ro-Search and Target dated September 30, 1969, as amended; Lease Agreement between Ro-Search and Target dated January 11, 1974, as amended; and Letter Agreement between Ro-Search and Target dated September 13, 1984, as extended by a Term Extension Agreement between Ro-Search and Target dated May 27, 2004.

                  "RULE 144" means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "SECURITY INTEREST" means any mortgage, pledge, security interest, lien, encumbrance, adverse claim, levy, charge or other encumbrance of any kind or any conditional sales contracts, title retention contract or other contract to give or refrain from giving any of the foregoing.

                  "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "TARGET BORROWED DEBT" means the indebtedness of Target and its Subsidiaries outstanding under the Revolving Credit Facility.

                  "TAX" or "TAXES" means (a) any United States federal, state, local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise


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
assume, or succeed to the Tax liability of any other Person; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for or in respect of the payment of any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract or otherwise.

                  "TAXING AUTHORITY" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement of any of the foregoing filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "TREASURY REGULATIONS" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

                  "WYATT NOTE" means the Unsecured Promissory Note dated September 28, 2002 executed by Seller in favor of Target in the original principal amount of $265,392.11.

                  "2003 BALANCE SHEET" means the audited consolidated balance sheet as of September 27, 2003 of the Target and its Subsidiaries.

                  (b) Additional capitalized terms used herein and not otherwise defined in Section 1(a) shall have the meanings given thereto in the Sections of this Agreement set opposite such term as follows:

                      TERM                                        SECTION
                      ----                                        -------
                      Acquisition Proposal                        5(f)
                      Buyer                                       Preface
                      Buyer Shares                                2(b)
                      Capital Leased Property                     3(o)(ii)
                      Capital Leased Property Phase I             5(l)
                      Consulting Agreement                        2(d)
                      Contingent Earn-Out Payment                 2(c)
                      Contingent Earn-Out Payment Accrual Date    2(c)
                      CERCLA                                      3(bb)(v)
                      Claim                                       8(d)
                      Claim Notice                                8(d)
                      Closing                                     2(c)
                      Closing Date                                2(e)
                      DCMA                                        6(h)
                      DFAS                                        6(h)
                      DoD Business                                6(g)
                      Disclosure Schedules                        Recitals
                      EPA Claim                                   6(h)


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

                      Escrow Agreement                            2(d)
                      Final Cash Purchase Price                   2(b)(iii)(B)
                      Financial Statements                        3(j)
                      Financing                                   7(a)(x)
                      Fiscal Year 2005                            2(c)
                      Group I Representations                     8(a)
                      Group II Representations                    8(a)
                      Group III Representations                   8(a)
                      Indemnified Party                           8(d)
                      Indemnifying Party                          8(d)
                      Individuals                                 1(a)
                      Interim Financials                          5(g)(ii)
                      Leased Real Property                        3(o)(ii)
                      Licenses                                    3(t)
                      Non-Competition Agreement                   2(d)
                      Parties                                     Preface
                      Party                                       Preface
                      Pay-Off Letter                              7(a)(xi)
                      Preliminary Cash Purchase Price             2(b)(ii)
                      Public Filings                              5(g)(ii)
                      Purchase Price                              2(b)
                      Real Property Permits                       3(o)(ix)
                      Registration Rights Agreement               2(d)
                      Seller                                      Preface
                      Target                                      Preface
                      Target Shares                               Recitals
                      Terminated ESOP                             3(aa)(ii)
                      Third Party Privacy Obligations             3(ff)(vi)
                      Title Policy                                5(k)
                      10-K                                        4(h)
                      10-Q                                        4(h)
                      Third Party Claim                           8
                      Underpaid Amount                            2(b)(iii)(C)
                      1997 Award                                  6(h)

      2.    PURCHASE AND SALE OF TARGET SHARES

            (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, at Closing, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell for the Purchase Price, the Contingent Earn-Out Payment to the Buyer and the other covenants of Seller herein, the Target Shares free and clear of all Security Interests.

            (b) Purchase Price.

                  (i) Purchase Price Amount. At Closing, in consideration for the Target Shares, the Buyer agrees to pay to the Seller as the purchase price (the "PURCHASE PRICE") an amount equal to (A) $39,000,000 minus (B) the Fiscal 2004 Target Excess or Insufficient Distributions. By way of example only, if the Fiscal 2004 Target Excess or Insufficient Distributions were $500,000, then the Purchase Price would be $38,500,000; if the Fiscal 2004 Target Excess or Insufficient Distributions were a negative $250,000, then the Purchase Price would be $39,250,000. At Closing, the Seller shall cause the Target to, and the Target shall, deliver to Buyer a certificate (the "SECTION 2(B)(I) CERTIFICATE") signed by the Seller and the Target's Chief Financial Officer setting forth their best estimates of the Fiscal 2004 Target Excess or Insufficient Distributions and a detailed calculation thereof.

                  (ii) Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price as follows (A) Buyer shall deliver to the Escrow Agent pursuant to Section 2(d) below $2,500,000 by issuance of the number of shares of Buyer Common Stock (the "BUYER SHARES") equal to $2,500,000, divided by the average closing price per share of the Buyer Common Stock on the AMEX over the twenty (20) trading days for the Buyer Common Stock ending on the second to last such trading day prior to the Closing and (ii) $36,500,000 minus the amount of the Fiscal 2004 Target Excess or Insufficient Distributions set forth in the
Section 2(b)(i) Certificate (the "PRELIMINARY CASH PURCHASE PRICE") and the amounts by Buyer paid pursuant to the instructions delivered in accordance with
Section 7(a)(xxvi), by immediately available funds through a wire transfer to an account or accounts specified by the Seller.

                  (iii) Determination of Final Cash Purchase Price and Post-Closing Payments.

                        (A) On or before the forty-fifth (45th) day after the Closing Date, Buyer will prepare and present to Seller its determination of the Fiscal 2004 Target Excess or Insufficient Distributions determined in accordance with the terms hereof, together with the detailed calculations thereof. Such determination shall be final and binding on the Parties hereto unless within forty-five (45) days after Buyer's delivery thereof Seller shall object that the figures set forth therein have not been determined in accordance with the terms hereof by delivering written notice thereof to Buyer setting forth the nature and extent of his disagreement.

                        (B) If the Buyer and Seller are unable to resolve any disagreements concerning the Fiscal 2004 Target Excess or Insufficient Distributions within thirty (30) days after Seller's delivery to Buyer of an objecting notice pursuant to Section 2(b)(iii)(A), the disagreement shall be referred for final determination in accordance with the terms hereof to an independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the "SELECTED FIRM"), and the resolution of that disagreement and the calculation of the Fiscal 2004 Target Excess or Insufficient Distributions resulting therefrom shall be final and binding upon the Parties hereto. If the Buyer and the Seller cannot agree on the Selected Firm within thirty (30) days after Seller's delivery of an objecting notice pursuant to Section 2(b)(iii)(A), the Selected Firm shall be chosen by Buyer's independent public auditors. The fees and disbursements of the Selected Firm shall be shared and paid equally by Seller and Buyer. All other fees and expenses incurred in connection therewith shall be borne by the Party that incurs them. The "FINAL CASH PURCHASE PRICE" shall be $36,500,000 minus the amount of the Fiscal 2004 Target Excess or Insufficient Distributions which is final and binding on the Parties.

                        (C) If the Preliminary Cash Purchase Price is more than the Final Cash Purchase Price determined in accordance with Section 2(b)(iii) (such deficiency being referred


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
to herein as the "OVERPAID AMOUNT"), then within five (5) Business Days after the determination of the Final Cash Purchase Price, Seller shall reimburse to Buyer by delivery in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Buyer an amount equal to the Overpaid Amount together with interest on such amount at the Reference Rate plus three percent (3%) in effect from time to time from the fifth (5th) Business Day after the determination of the Final Cash Purchase Price until the date of such payment is made by Seller. If the Preliminary Cash Purchase Price is less than the Final Cash Purchase Price determined in accordance with Section 2(b)(iii) (such difference being referred to herein as the "UNDERPAID AMOUNT"), then within five (5) Business Days after the determination of the Final Cash Purchase Price, Buyer shall pay to Seller by delivery in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Seller an amount equal to the Underpaid Amount together with interest on such amount at the Reference Rate plus three percent (3%) in effect from time to time from the fifth (5th) Business Day after the determination of the Final Cash Purchase Price until the date such payment is made by Buyer.

            (c) Contingent Earn-Out Payment.

                        (i) In addition to the Purchase Price, as a contingent earn-out payment, Buyer shall pay or cause to be paid to Seller $2,000,000 (the "CONTINGENT EARN-OUT PAYMENT") if during the period from October 3, 2004 through and including October 1, 2005 ("FISCAL YEAR 2005"), Target and its Subsidiaries have fulfilled funded orders for an aggregate of 550,000 or more pairs of military combat boots received from any of the following United States Department of Defense Governmental Authorities: (i) Defense Support Center in Philadelphia, Pennsylvania, (ii) US Army Research and Development Center in Natick, Massachusetts, or (iii) Robert Morris Acquisition Center in Aberdeen, Maryland, and all such boots have been delivered and invoices therefor have been issued for payment to be made during Fiscal Year 2005 (the first date on which such conditions have been satisfied being referred to as the "CONTINGENT EARN-OUT PAYMENT ACCRUAL DATE"). For purposes of the foregoing, "delivered" shall include all boots that are subject to a bill and hold arrangement for which Target or its Subsidiaries are entitled to invoice and receive payment for the boots after they have been inspected by the customer and transferred to a facility owned or leased by Target or any of its Subsidiaries. The Contingent Earn-Out Payment shall be made by Target in immediately available funds by wire transfer to a bank account or bank accounts designated by Seller within thirty
(30) days of the Contingent Earn-Out Payment Accrual Date. If Target is delinquent in making such payment, then interest shall accrue thereon at the Reference Rate plus three percent (3%) in effect from time to time from the thirtieth (30th) day after the Contingent Earn-Out Payment Accrual Date until the Contingent Earn-Out Payment is made. If no Contingent Earn-Out Payment is required, then Target shall deliver to Seller a notice to this effect on or before October 30, 2005.

                        (ii) Notwithstanding the foregoing, if Buyer engages in a transaction with a third party (a "THIRD PARTY") who is not an Affiliate of Buyer that results in the Third Party becoming majority owner of the outstanding capital stock of the Target (whether by sale of the stock of the Target or by merger or consolidation with or into another entity) or sells to a Third Party all or substantially all of the Target's assets, and the Third Party fails to reaffirm or in the case of an asset sale assume the obligations of the Target to make the Contingent Earn-Out Payment and to observe the covenants in Section 6(g) below, then the Contingent Earn-Out Accrual Date shall be the date on which such transaction is consummated and the Buyer shall be obligated to promptly pay to Seller the Contingent Earn-Out Amount. In such event, no other payments of any kind shall be due or payable to Seller pursuant to Section 2(c) of this Agreement and the Seller shall continue to be bound by the terms of this Agreement in accordance with the terms and conditions herein.

            (d) Escrow. At or prior to the Closing, Buyer, the Seller and the Escrow Agent shall enter into an Escrow Agreement in the form of EXHIBIT A attached hereto (the "ESCROW AGREEMENT"). At the Closing, the Buyer shall deposit the Buyer Shares into an account opened by the Escrow Agent and the Buyer Shares shall be received, held and distributed by the Escrow Agent in accordance with the Escrow Agreement. The certificate for the Buyer Shares shall be issued in the name of the Escrow Agent. The Escrow Amount shall be available for any payment due with respect to any Claim in accordance with Section 8 herein and and/or for any Overpayment Amounts due under Section 2(b)(iii) above. Seller acknowledges that Buyer may cause Target to offset payments due under the Non-Competition Agreement for any payments due from Seller with respect to any Claim in accordance with Section 8 herein and/or for any Overpaid Amount due under Section 2(b)(iii) above, all as more specifically provided in the Non-Competition Agreement.

            (e) Ancillary Agreements. At the Closing, (i) the Seller and the Target shall execute and deliver a consulting agreement (the "CONSULTING AGREEMENT") in the form attached hereto as EXHIBIT B and a Non-Competition Agreement (the "NON-COMPETITION AGREEMENT") in the form attached hereto as EXHIBIT C and (ii) the Seller and the Buyer shall execute and deliver a registration rights agreement (the "REGISTRATION RIGHTS Agreement") in the form attached hereto as EXHIBIT D.

            (f) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place in New York, New York at offices to be designated by Buyer commencing at 10:00 a.m. local time on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other place and on such other date as the Buyer and the Seller may mutually determine (the "CLOSING DATE").

            (g) Deliveries at the Closing. At the Closing, (i) the Seller will execute and deliver or cause to be executed and delivered to the Buyer the agreements, certificates, instruments, and documents referred to in Section 7(a) below or otherwise contemplated herein, (ii) the Buyer will execute and deliver or cause to be executed and delivered to the Seller the agreements, certificates, instruments, and documents referred to in Section 7(b) below or otherwise contemplated herein, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Preliminary Purchase Price, as specified in Section 2(b)(ii) above, with the stock certificate evidencing the Buyer Shares containing the restrictive legends required by Section 6(f).

      3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedules. Disclosure made in a specific section or subsection of the Disclosure Schedules shall not be deemed to have been disclosed with respect to any other section or subsection herein unless an explicit cross-reference appears to that effect.

            (a) Seller's Authorization. Seller has the full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.

            (b) Seller's Valid Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, assuming the enforceability of the Agreement against the Buyer, in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement except as set forth in Section 3(b) of the Disclosure Schedules.

            (c) Noncontravention by Seller. Neither the execution and the delivery of this Agreement or the Other Transaction Agreements to which Seller is a party, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his assets is subject, or (iii) result in the imposition or creation of a Security Interest upon or with respect to the Target Shares.

            (d) Organization, Qualification, and Corporate Power of Target and its Subsidiaries.

                  (i) The Target and its Subsidiaries are duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation. The Target or its Subsidiaries are duly authorized to conduct business and are each in good standing under the laws of
(A) Tennessee and Puerto Rico, respectively, and (B) each other jurisdiction where such qualification is required except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. The Target and its Subsidiaries have full corporate power and authority and all licenses, permits, and authorizations (collectively, "PERMITS") necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Any applications for the renewal of any such Permits that are due prior to the Closing Date have been timely made or filed by the Target or its Subsidiaries prior to the Closing Date. No proceeding to renew, suspend, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Knowledge of Seller or the Target, threatened.

                  (ii) Section 3(d) of the Disclosure Schedules also lists (i) the jurisdiction of incorporation, (ii) the jurisdictions of qualification, and
(iii) as of the date hereof, the directors and officers of each of the Target and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws, minute books and stock records of each the Target and its Subsidiaries (as amended to date). The stock records fairly and accurately reflect the ownership of all of outstanding shares of capital stock of the Target and its Subsidiaries. The minute books contain accurate records of the proceedings of all actions formally taken by the shareholders, the board of directors and each committee of the board of directors of the Target and its Subsidiaries. The other books and records of the Target and its Subsidiaries, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Neither the Target nor its Subsidiaries are in default under or in violation of any provision of its charter or bylaws.

            (e) Capitalization.

                  (i) The entire authorized capital stock of the Target consists of 1,000,000 shares of common stock, of which 230,603 shares are issued and outstanding. The Target has no shares of capital stock held in the treasury. All Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any additional shares of the Target capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

                  (ii) The Seller holds of record and beneficially owns all of the Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other agreement, contract or commitment involving the Target Shares, including any agreement, contract or commitment that would require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). Seller has full voting power over the Target Shares and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Shares. Other than this Agreement, there is no agreement between any Seller and any other Person with respect to the disposition of the Target Shares.

                  (iii) The Target had a book value in the Kiawah Property on March 31, 2004 which was the date on which Target transferred the Kiawah Property to the Seller, of $1,377,946.60.

                  (iv) The aggregate closing price of the Securities in the primary market in which they traded on March 31, 2004, which was the date the Target transferred the Securities to the Seller, was $2,399,087, and at the time of such transfer Seller paid in full a $362,748 loan by Merrill Lynch Pierce Fenner & Smith to Target and Target has no further responsibility or liability of any kind with respect to such loan.

            (f) Subsidiaries. Section 3(f) of the Disclosure Schedules sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. The Target and its

Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings to which any capital stock of any Subsidiary of the Target is subject or bound. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

            (g) Noncontravention of Target and its Subsidiaries. Neither the execution and the delivery of this Agreement or the Other Transaction Agreements to which Target is a party, nor the consummation of the transactions contemplated hereby, will (i) violate the Articles of Incorporation or By-Laws or any similar constituent documents of Target or any of its Subsidiaries, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target or any of its Subsidiaries is subject or any provision of the charter or bylaws of the Target or its Subsidiaries or (iii) except as disclosed in Section 3(g) of the Disclosure Schedules, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither the Target nor its Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement except as disclosed in Section 3(b) of the Disclosure Schedules.

            (h) Brokers' Fees. Neither the Target nor the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except that the Seller is and shall be fully liable and responsible for all commissions, fees and other amounts owed SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., and the Montana Group, or any related party for their services in connection with this Agreement and the Other Transaction Agreements, the transactions contemplated hereunder and thereunder or otherwise.

            (i) Title to Assets. The Target or one of its Subsidiaries has good and marketable title to the properties and assets shown on the 2003 Balance Sheet or acquired after the date thereof by the Target or any of its Subsidiaries, free and clear of all Security Interests other than the Permitted Encumbrance and except for properties and assets disposed of in the Ordinary Course of Business since September 27, 2003 or as set forth on Section 3(i) to the Disclosure Schedules. The Permitted Encumbrance shall be terminated upon payment in full of the Target Borrowed Debt. The Target or its Subsidiaries have a valid leasehold interest in any properties identified as leased by such entities in Section 3(i) to the Disclosure Schedules.

            (j) Financial Statements; Internal Accounting Controls.

                  (i) Attached to the Disclosure Schedules are: (A) audited consolidated balance sheet and statements of operations, changes in stockholders' equity, and cash flows for the Target and its Subsidiaries as of and for the fiscal year ended September 27, 2003, September 28, 2002 and September 29, 2001; and (B) the unaduited balance sheet and statement of income, changes in stockholders' equity, and cash flows for the Target and its Subsidiaries as of and for the six month period ended March 31, 2004 (all such financial statements collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of such dates and the results of operations and cash flows of the Target and its Subsidiaries for such periods, are correct and complete (except that the unaudited, interim financial statements are subject to normal ordinary course year-end adjustments, none of which are material individually or in the aggregate, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete)). In addition, on May 4, 2004, Seller and Target delivered to Buyer projections for Target and its Subsidiaries, for the fiscal year ending September 25, 2004 and such projections were prepared in good faith on the basis of assumptions, methods and tests stated therein that are believed by Target and Seller to be reasonable and information believed by Target and Seller to have been accurate based on the information available to Seller and the Target and its Subsidiaries as of the date of this Agreement.

                  (ii) The books and records of the Target and its Subsidiaries accurately and fairly reflect their income, expenses, assets and liabilities and the Target and it Subsidiaries maintain internal accounting controls which provide reasonable assurances that: (A) transactions are executed in accordance with the general or specific authorization of their respective boards of directors and executive officers, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

            (k) Events Subsequent to September 27, 2003. Except for the Fiscal 2004 Permitted Target Distributions made through the date hereof plus those permitted under Section 5(c)(ii)(A) or as disclosed in Section 3(k) of the Disclosure Schedules, since September 27, 2003, no Material Adverse Change has occurred with respect to Target and its Subsidiaries. Without limiting the generality of the foregoing, except for the Fiscal 2004 Permitted Target Distributions made through the date hereof plus those permitted under Section 5(c)(ii)(A) or as disclosed in Section 3(k) of the Disclosure Schedules, since September 27, 2003, neither the Target nor any of its Subsidiaries has:

                  (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) entered into any Contract outside the Ordinary Course of Business, which non-Ordinary Course of Business Contracts shall include, without limitation, each of the Contracts described in Section 3(t) without reference to dollar thresholds, excluding, however, Sections 3(t)(ii), 3(t)(iii), 3(t)(vii) solely with respect to confidentiality agreements entered into by

Target with its employees and Section 3(t)(x) solely with respect to ninety (90) day independent contractor agreements customarily entered into by Target with prospective employees;

                  (iii) accelerated, terminated, modified, or cancelled any Contract to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

                  (iv) imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) made any Capital Expenditure (or series of related Capital Expenditures) more than $100,000 in the aggregate;

                  (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) more than $50,000 in the aggregate;

                  (vii) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $125,000 in the aggregate;

                  (viii) delayed or postponed the payment of accounts payable or any other Liabilities;

                  (ix) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) more than $25,000 in the aggregate;

                  (x) granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) made or authorized any change in the charter or bylaws of any of the Target and its Subsidiaries;

                  (xii) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property more than $25,000 in the aggregate;

                  (xv) made any loan to, or entered into any other transaction with, Seller, any Affiliate of Seller or Target, or any of the directors, officers, or employees of Target or any of its Affiliates other than compensation in the Ordinary Course of Business;

                  (xvi) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) granted any increase in the base compensation of any of its directors, officers, and employees in excess of five percent (5%) per annum;

                  (xviii) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) made any change in its Tax or accounting principles, practices or methodologies (including, but not limited to, Tax or accounting elections);

                  (xxi) to their Knowledge, disclosed any material Confidential Information to any third party without appropriate legal protection;

                  (xxii) obtained new revolving loans or caused letters of credit to be issued under the Revolving Credit Facility, other than for the purchase of inventory or other working capital needs in the Ordinary Course of Business; and

                  (xxiii) committed to any of the foregoing.

            (l) Undisclosed Liabilities. None of the Target and its Subsidiaries has any Liability (and Seller and Target have no Knowledge of a basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), that is not reflected or reserved for on the face of the 2003 Balance Sheet, except for Liabilities which have arisen after September 27, 2003 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (m) Legal Compliance.

                  (i) Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable Legal Requirements, including all applicable Legal Requirements with respect to the import or export of domestic and foreign products, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (ii) Target and its Subsidiaries' payment of all tariffs and duties are current in all jurisdictions, and Target and its Subsidiaries do not owe any tariffs or duties other than those incurred in the Ordinary Course of Business (a) under any trade agreements; or (b) to the U.S. Customs Service.

                  (iii) Target and its Subsidiaries are not in violation in any material respect of any U.S. Customs or trade laws, including, without limitation, laws pertaining to country-of-origin, marking or labeling.

            (n) Tax Matters.

                  (i) Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid, including all Taxes due and owing by Target, or for which Target may otherwise be responsible, including, without limitation, any liability as a member of an affiliated group under Code Section 1504 or the Treasury Regulations thereunder (whether or not shown on any Tax Return), have been paid. Except as disclosed in
Section 3(n) of the Disclosure Schedules, none of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than liens for Taxes which are not yet due and payable, there are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No Seller or director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries is aware of any legal authority or position that will cause an assessment of any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller or the Target has Knowledge. No United States federal, state, local, or non-United States tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any United States federal, state, local, or non-United States Taxing Authority (including jurisdictions where Target or its Subsidiaries has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Target.
Section 3(n) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after September 30, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since September 30, 2000.

                  (iv) None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) Seller and Target made an effective election for Target to be an S

Corporation within the meaning of Code Section 1361 for and after Target's tax year commencing September 28, 2003. Such election was effective on the election date and has remained in effect continuously from such election date to and including the Closing Date, and such election has not been terminated, whether by revocation, disqualification or any other reason, at any time during the period beginning on the election date and ending as of the Closing Date. No actions have been taken and no omissions have occurred which would cause such election to terminate or to be revoked at any time. Since the Target's election to be an "S" corporation, all the shareholders of the Target have been eligible shareholders under section 1361 of the Code.

                  (vi) All elections filed with respect to Taxes affecting any of Target or its Subsidiaries as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer, are set forth in Section 3(n) of the Disclosure Schedules and are effective on the date so indicated on the Disclosure Schedules. Target has not (A) acquired or own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Code
Section 103, (B) made or will not make a consent dividend election under Code
Section 565; or (C) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision. Neither Target nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Target has not paid any compensation that is not fully deductible under Code Section 162(a)(1). Neither Target nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group, under Code Section 1504 or the Treasury Regulations thereunder, filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and (B) has no any Liability for the Taxes of any Person (other than any of Target) under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vii) The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of September 27, 2003, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2003 Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns. Except as set forth in Section 3(n) of the Disclosure Schedules, since September 27, 2003, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP or outside the Ordinary Course of Business.

                  (viii) Section 3(n) of the Disclosure Schedules sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date prior to June 15, 2004 (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the aggregate basis of the Target or Subsidiary in its assets; (B) the basis of the stockholder(s) of each Subsidiary in its stock; (C) the amount of any deferred gain or loss allocable to the Target or a Subsidiary arising out of any deferred intercompany transaction; and
(D) the Net Unrealized Built-In Gain as that term is defined in Code

Section 1374(d)(1).

                  (ix) Except as disclosed in Section 3(n) of the Disclosure Schedules, none of the Target and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
(E) prepaid amount received on or prior to the Closing Date.

                  (x) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

                  (xi) Neither Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (xii) Neither Target nor any of its Subsidiaries (A) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (B) owns a single member limited liability company which is treated as a disregarded entity, (C) except as set forth in Section 3(n) of the Disclosure Schedules, is a stockholder of a "controlled foreign corporation" as defined in Code Section 957 (or any similar provision of state, local, or non-United States law), or (D) is a "personal holding company" as defined in Code Section 542 (or any similar provision of state, local, or non-United States law).

                  (xiii) Except as disclosed in Section 3(n) of the Disclosure Schedules, neither Target nor any of its Subsidiaries currently have, or have had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                  (xiv) Neither Target nor any of its Subsidiaries has participated in (as described in Treasury Regulation Section 1.6011-4(c)(3)) any transaction identified as a "reportable transaction" for purposes of Treasury Regulation Section 1.6011-4(b). If Target or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of United States federal income tax within the meaning of Code Section 6662, then it believes that it has either (A) substantial authority for the tax treatment of such transaction or (B) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

                  (xv) For the avoidance of doubt, the Target and Sellers acknowledges and agree that the representations and warranties made with respect to Tax Returns under this Section 3(n) shall apply to any Tax Returns of Target not yet filed, but hereafter filed on or before the

Closing Date or being prepared by Seller for Target after the Closing Date for taxable periods prior to and including the time of the Closing.

            (o) Real Property.

                  (i) Neither the Target nor any of its Subsidiaries owns a fee simple interest in any real property.

                  (ii) Section 3(o) of the Disclosure Schedules sets forth a complete list of all Leases pursuant to which the Target or any of its Subsidiaries leases real property and identifies the address of the real property subject thereto and the date and name of the parties to such lease (all such properties being referred to as the "LEASED REAL PROPERTY"). Seller has delivered to the Buyer a true and complete copy of each such Lease. Target is the lessee of that certain real property located at 340 Natchez Trace Drive, Lexington, Tennessee (the "CAPITAL LEASED PROPERTY"). Except as set forth in
Section 3(o) of the Disclosure Schedules, with respect to each of the Leases:

                        (A) assuming the due execution by lessor and enforceability against the lessor, such Lease is legal, valid, binding, enforceable and in full force and effect;

                        (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                        (C) neither the Target's nor its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

                        (D) none of the Target, its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                        (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                        (F) neither the Target nor its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

                        (G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any of the Target or its Subsidiaries;

                        (H) neither the Target nor its Subsidiaries has assigned, subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                        (I) neither the Target nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any leasehold or subleasehold interest under any such Lease.

                  (iii) The Leased Real Property, comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Target and its Subsidiaries; and none of the Target or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

                  (iv) Except as set forth in Section 3(o)(iv) of the Disclosure Schedules, all Improvements are in reasonably good condition and repair, have been appropriately and routinely maintained, and are sufficient for the operation of the Target's and its Subsidiaries' business. To the Knowledge of Seller and the Target, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Target's or its Subsidiary's business as currently conducted thereon.

                  (v) To the Knowledge of Seller and the Target, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Target's or its Subsidiary's business as currently conducted thereon.

                  (vi) To the Knowledge of Seller and the Target, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, Environmental, Health and Safety Requirements and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the "REAL PROPERTY LAWS"), and the current use and occupancy of the Leased Real Property and operation of the Target's and its Subsidiaries' business thereon does not violate any Real Property Laws. None of the Target or its Subsidiaries has received any notice of violation of any Real Property Law and to their Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

                  (vii) None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property.

                  (viii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Target's or its Subsidiary's business as currently conducted thereon.

                  (ix) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "REAL PROPERTY PERMITS") of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property, which are required or appropriate to use or occupy the Leased Real Property or operate the Target's or its Subsidiary's business as currently conducted thereon, have been issued and are in full force and effect.
Section 3(o)(ix) of the Disclosure Schedules lists all material Real Property Permits held by any of the Target and its Subsidiaries with respect to each parcel of Leased Real Property. None of the Target or its Subsidiaries has received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to the Knowledge of Seller and Target there is no basis for the issuance of any such notice or the taking of any such action.

                  (x) To the Knowledge of Seller and the Target, the classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Target's and its Subsidiaries' business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. To the Knowledge of Seller an the Target, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.

                  (xi) To the Knowledge of Seller and the Target, the current use and occupancy of the Leased Real Property and the operation of the Target's and its Subsidiaries' business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. None of the Seller, the Target, nor Target's Subsidiaries has received any notice of violation of any such documents, and to their Knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.

                  (xii) To the Knowledge of Seller and the Target, none of the Improvements encroach on any land which is not included in the Leased Real Property or on any easement affecting such Leased Real Property, or violate any building lines or set-back lines, and there are no encroachments onto any of the Leased Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Leased Real Property or the continued operation of the Target's or its Subsidiaries' business as currently conducted thereon.

                  (xiii) There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Leased Real Property with respect to any Leased Real Property or portion thereof which are delinquent.

                  (xiv) None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

                  (xv) Neither Target nor any of its Subsidiaries occupy or possess any real property pursuant to an oral lease.

            (p) Intellectual Property.

                  (i) The Target or its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned, licensed or available for use by the Target or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the Knowledge of Seller and the Target, neither Target nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of the Seller, the Target nor the Target's Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Since September 26, 1998 and except as set forth in Section 3(p)(ii) of the Disclosure Schedules, to the Knowledge of Seller and the Target and following action by Target requiring such party to cease and desist, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

                  (iii) Section 3(p)(iii) of the Disclosure Schedules identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller or Target has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(p)(iii) of the Disclosure Schedules also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than $1,000 per user) and each unregistered copyright used by any of the Target and its Subsidiaries in connection with any of its businesses.

         Each item of Intellectual Property currently in use by Target and the manner of such use is identified as such in Section 3(p)(iii) of the Disclosure Schedules. With respect to each item of Intellectual Property required to be identified in Section 3(p)(iii) of the Disclosure Schedules and identified therein as currently in use by the Target or its Subsidiaries:

                        (A) the Target and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

                        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

                        (D) none of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

                        (E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, Target, or its Subsidiaries, including without limitation, a failure by the Seller, Target, or its Subsidiaries to pay any required maintenance fees);

                        (F) Seller has taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Target and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of Target and its Subsidiaries so as not to adversely affect the validity or enforceability thereof. The owners of any of the Intellectual Property licensed to Target and its Subsidiaries have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.

                        (G) Seller has complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Seller shall take all steps necessary to ensure such compliance until Closing.

                  (iv) Section 3(p)(iv) of the Disclosure Schedules identifies each material item of Intellectual Property that any third party owns and that any of the Target or its Subsidiaries uses pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software purchased or licensed for less than $1,000 which need not be listed). The Seller or Target has delivered to the Buyer correct and complete copies of all such Licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(p)(iv) of the Disclosure Schedules:

                        (A) the License, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                        (B) the License, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                        (C) no party to the License, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the License, sublicense, agreement, or permission has repudiated any provision thereof;

                        (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying License;

                        (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

                        (H) none of the Target and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of Seller and the Target, neither Target nor any of its Subsidiaries has in the past infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. There are no facts that indicate a likelihood of any of the foregoing, and no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received by Seller, Target or any of Target's Subsidiaries.

            (q) Tangible Assets. All of the tangible assets owned or leased by Target or its Subsidiaries is, (i) to the Knowledge of Seller and the Target, free from defects (patent and latent), (ii) has been maintained in accordance with normal industry practice, is in good operating condition and repair, and
(iii) is suitable for the purposes for which it presently is used and presently is proposed to be used.

            (r) Inventory.

                  (i) Target's and its Subsidiaries' inventories consist of a quantity and quality historically useable or saleable in the Ordinary Course of Business. Target's and its Subsidiaries' inventories in its 2003 Balance Sheet and in its books and records are in accordance with GAAP, with inventory recorded at a lower cost (determined on a first-in, first-out basis) or market.

                  (ii) Seller has provided to Buyer a list all suppliers, purchasing agents and third party manufacturers from or through whom Target and its Subsidiaries have purchased inventory during the previous fiscal year and the current fiscal year. Neither the Target nor its Subsidiaries in a party to any minimum purchase order arrangements with such suppliers, purchasing agents and third party manufacturers.

                  (iii) Seller has made available to Buyer a true and complete list of all purchase orders or commitments placed as of May 18, 2004 by it or any of its Subsidiaries with suppliers, purchasing agents or manufacturers for the purchase of inventory and an accurate and complete breakdown and aging of Target's and its Subsidiaries' accounts payable, in each case as of March 31, 2004.

                  (iv) Neither Seller nor Target nor any of its Subsidiaries have received notice that and neither Seller nor Target have a basis for believing that any suppliers, purchasing agents or manufacturers listed in
Section 3(r) of the Disclosure Schedules will or plans to terminate or cancel its relationship with Target or any of its Subsidiaries at any time, including after the Closing.

            (s) Customers; Suppliers; Accounts Payable

                  (i) Target has made available to Buyer a listing backlog of all pending customer orders or commitments placed as of March 31, 2004 with Target or any of its Subsidiaries. Target has also made available to Buyer a list of pending Bids and copies thereof have been delivered or made available to Buyer.

                  (ii) Section 3(s) of the Disclosure Schedules:

                        (A) provides a list of all customers who purchased more than $100,000 of products from Target or any of its Subsidiaries during the twelve (12) months ended March 31, 2004;

                        (B) provides an accurate and complete breakdown of all customer deposits and other deposits held by Target as of March 31, 2004; and

                        (C) provides a description of the material terms of each of the arrangements in place by Target and its Subsidiaries with any of its customers with respect to dating on the payment due for purchased products or with respect to the return of product or any allowances on future purchases.

                  (iii) Neither Target nor any of its Subsidiaries has received any notice of, and does not have any basis for believing any single sales representative, distributor, licensee, licensor, customer or any group of affiliated sales representatives, distributor, licensee, licensor or customers who represented five percent (5%) or more of the consolidated revenues of the Target and its Subsidiaries during the twelve (12) months ended September 27, 2003, will or plans to terminate or cancel its relationship with Target or any of its Subsidiaries. To the Knowledge of Seller and Target, there does not exist any condition, state of facts or circumstances that would cause any of such sales representatives, distributors, licensees, licensors customers to terminate their relationships or for any prospective customers to refuse to consider a prospective relationship with Target or its Subsidiaries. None of the business or prospective business of Target or any Subsidiary is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

                  (iv) All accepted and unfulfilled orders for the sale of products entered into by Target or any of its Subsidiaries and all outstanding contracts or commitments for the purchase of inventory, supplies and services by or from Target or any of its Subsidiaries were made in bona fide transactions in the Ordinary Course of Business. There are no material claims against Target or any of its Subsidiaries to return products as a result of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers, distributors or sales representative under an understanding that such products would be returnable.
Section 3(s) of the Disclosure Schedules sets forth or references the terms of all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of Target and each Subsidiary.

                  (v) Each product manufactured, sold, leased, or delivered by any of the Target and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Target and its Subsidiaries has any Liability for replacement or repair thereof or other damages in connection therewith except as disclosed on
Section 3(s) of the Disclosure Schedules. No product manufactured, sold, leased, or delivered by any of the Target and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(s) of the Disclosure Schedules includes copies of the standard terms and conditions of sale or lease for each of the Target and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                  (vi) None of the Target and its Subsidiaries has any Liability arising out of or related to (i) any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Target or its Subsidiaries, or (ii) returned products which were manufactured, sold, leased or delivered by any of the Target or its Subsidiaries.

            (t) Contracts. Section 3(t) of the Disclosure Schedules lists the following Contracts to which any of the Target and its Subsidiaries is a party:

                  (i) all Contracts which are Licenses and sublicenses (in which Target or its subsidiaries is licensor or licensee, other than commercially available off-the-shelf software purchased or licensed for less than $1,000 (collectively, the "LICENSES");

                  (ii) any Contracts which are Leases of personal property to or from any Person;

                  (iii) any Contract (or group of related Contracts) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Target and its Subsidiaries, or involve consideration in excess of $25,000 per annum;

                  (iv) any Contract concerning a partnership or joint venture;

                  (v) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (vi) any Contract with any officer or director of the Target, any Seller and/or its Affiliates, or any entity in which any officer or director of Target or its Subsidiaries, Seller or any trustee or beneficiary of a Seller holds equity or any other economic interest;

                  (vii) any Contract concerning confidentiality or noncompetition;

                  (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (ix) any collective bargaining agreement;

                  (x) any Contract for the employment of any individual on a full-time, part-time, consulting, or other independent contracting basis (including, but not limited to, all sales representative agreements);

                  (xi) any Contract under which it has advanced or loaned any amount to any of its directors, officers, employees, consultants and sales representatives outside the Ordinary Course of Business;

                  (xii) any Contract restricting Target's or its Subsidiaries' activities, including any restriction in competition, solicitation of employees, customers or suppliers or employees or disclosure of confidential information of a competitor or potential competitor;

                  (xiii) any Contract under which the Target or its Subsidiaries has delivered or advanced any other Person amounts exceeding $25,000;

                  (xiv) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries in excess of $25,000; or

                  (xv) any other Contract (or group of related Contract) the performance of which involves consideration in excess of $25,000, or cannot be terminated without penalty, payment or breach on thirty (30) days or less notice.

      The Target and the Seller have delivered or made available to the Buyer a correct and complete copy of each written Contract (as amended to date) listed in Section 3(t) of the Disclosure Schedules and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(t) of the Disclosure Schedules. With respect to each such Contract assuming the due execution and enforceability against the parties thereto other than Seller, Target and its Subsidiaries: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor its Subsidiaries is in breach or default, and no event has occurred with respect to the Target or its Subsidiaries which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) neither Target nor its Subsidiaries nor any other party thereto has repudiated any provision of any such agreement and (E) to the Knowledge of Target and Seller, no other party is in breach or default and no event has occurred with respect to such party which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the agreement and no such other party has repudiated any provision of any such agreement.

            (u) Government Contracts.

                  (i) Section 3(u)(i) of the Disclosure Schedules lists all Government Contracts to which Target or any of its Subsidiaries are a party which have not been closed out and all open Government Bids (i.e., for which an award decision has not yet been made by the Governmental Authority) submitted by Target or any of its Subsidiaries, including the name and number of the Government Contract (including each amendment/modification thereto) and the applicable solicitation name and number for the Government Bid; the name of the other contracting party; the name of the Government Authority that is the customer (if different from the contracting party); the date the Government Contract was awarded; and the scheduled end date of the Government Contract. Except as set forth on Section 3(u)(i) of the Disclosure Schedules, neither the Target nor any of its Subsidiaries has entered into any Government Contract that has not been closed out or submitted any outstanding Government Bid that remains outstanding. The Target has made available to Buyer correct and complete copies of all Government Contracts and Government Bids listed in Section 3(u)(i) of the Disclosures Schedules. All Government Contracts listed in Section 3(u)(i) of the Disclosure Schedules constitute valid and binding obligations of the Target, and are fully enforceable in accordance with their terms. To the Knowledge of Target and Seller, no novation or other consents from any other Governmental Authority is required with respect to any of the Government Contracts listed in Section 3(u)(i) of the Disclosure Schedules, for any such Government Contract to remain in full force effect after the Closing. None of the Government Contracts or Government Bids set forth in Section 3(u)(i) of the Disclosure Schedules is a cost-reimbursable Government Contract or a subcontract or will become a cost reimbursable Contract or a subcontract, if awarded, as applicable.

                  (ii) Except as set forth in Section 3(u)(ii) of the Disclosure Schedules, with respect to each Government Contract or Government Bid, as applicable, as to which Target or its Subsidiaries have ever been a party (A) the Target and its Subsidiaries have complied in all respects with all terms and conditions of such Government Contract, including all provisions incorporated by reference or by operation of law therein, (B) the Target and its Subsidiaries have complied in all respects with all requirements of all laws pertaining to such Government Contract, (C) all representations and certifications executed by the Target or any Subsidiary pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of their effective date, (D) neither the Target nor any of its Subsidiaries has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Governmental Authority, (E) neither a Governmental Authority nor any subcontractor, or any other Person has notified the Target or any Subsidiary, either in writing or orally, that the Target or any Subsidiary has breached or violated any law, certification, representation, clause, or requirement pertaining to such Government Contract or Government Bid, (F) no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is in effect nor, to the Knowledge of Seller and Target, is any such action being proposed or threatened, (G) neither Seller, the Target, nor any of its Subsidiaries has information that any option with respect to any such Government Contract will not be exercised or that any such Government Contract will be terminated, (H) there has not been any finding or determination by any Governmental Authority and there are no pending recommendations by any Government auditor that any cost claimed by the Target or any Subsidiary is unallowable, (I) no cost claimed or proposed by the Target or any Subsidiary under any such Government Contract or any such Government Bid is the subject of any audit or investigation nor, to the Knowledge of Seller and Target, has any such audit or investigation been threatened.

                  (iii) Neither the Target nor any Subsidiary is in receipt or possession of any competitor or Government Authority's proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized and neither Target nor any Subsidiary has been accused during the past six years of any such act or circumstances.

                  (iv) Neither the Target nor any of its Subsidiaries, nor any of the Target's or any of its Subsidiaries' directors, officers, employees, or (to the Knowledge of Seller and Target) any of their consultants or agents is or has, been under administrative, civil or criminal investigation, indictment, information, or audit by any Government Authority with respect to any alleged irregularity, misstatement, act or omission arising under or relating to a Government Contract or Government Bid of the Target. Neither the Target nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged irregularity, misstatement, act or omission arising under or relating to a Government Contract or Government Bid of the Target.

                  (v) Section 3(u)(v) of the Disclosure Schedules lists each final audit report received by the Target or any Subsidiary during the past four
(4) years with respect to the audit by any Government Authority of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Target or any Subsidiary. The Target has made available to Seller correct and complete copies of each such report.

                  (vi) Except as set forth on Section 3(u)(vi) of the Disclosure Schedules, there exist (A) no unresolved delivery or unresolved performance problems with respect to any Government Contract, (B) no claims or disputes between the Target or any of its Subsidiaries, on the one hand, and any Government Authority, on the other hand, or between the Target or any of its Subsidiaries, on the one hand, and any subcontractor, vendor, or other Person, on the other hand, in each case arising under or relating to any Government Contract or Government Bid, and (C) no circumstances in which the Target, any of its Subsidiaries or any other party to a Government Contract has terminated, cancelled or waived any term or condition of any Government Contract.

                  (vii) Neither the Target nor any Subsidiary nor any of their respective directors, officers or employees has been disqualified, debarred, or suspended from participation in the award of Contracts with any other Government Authority (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements) or otherwise doing business with any Governmental Authority nor, to any Knowledge of Seller and Target, are there facts or circumstances that would warrant the institution of disqualification, suspension, or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Target or any of its Subsidiaries or any director, officer, or employee of the Target or any of its Subsidiaries.

                  (viii) No negative determinations of responsibility have been issued against the Target or any of its Subsidiaries in connection with any Government Contract.

                  (ix) Section 3(u)(ix) of the Disclosure Schedules contains a complete and correct list of all government-owned property at the Target's or any Subsidiary's facilities provided under, necessary to perform the obligations under, or for which the Target or any of its Subsidiaries is accountable under Government Contracts to which any of them are a party. All such government-owned property is administered, maintained, identified, tracked, used, managed, accounted for and disposed of in accordance with a government-approved property management system and is in the condition described therein.

                  (x) The Target has made available to Seller copies of all written negative past performance evaluations, comments or reviews by any Governmental Authority or any other Person in connection with any Government Contract which copies were received by or made accessible to the Target or any Subsidiary in the last four (4) years.

                  (xi) Each employee, agent, consultant, or representative of the Target or any of its Subsidiaries required to possess a Government security clearance ("SECURITY CLEARANCE") to engage in the performance of any Government Contract currently possesses a valid Security Clearance, and to the Knowledge of Seller and Target, has not taken or failed to take any action which would result in the termination of such valid Security Clearance.

                  (xii) Except as set forth in Section 3(u)(xii) of the Disclosure Schedules, none of the Target's or any Subsidiary's current Government Contracts was based in part on the Target's or any Subsidiary's status as a small business (including a small disadvantaged business ("SDB"), a woman-owned small business ("WOSB"), a Section 8(a) Program Participant, etc.). Except as set forth in Section 3(u)(xii) of the Disclosure Schedules, neither the Target nor any Subsidiary is claiming eligibility as a small business (including eligibility as an SDB, a WOSB, a Section 8(a) Program Participant, etc.) with respect to any pending Government Bid. Neither the Target nor any Subsidiary has been the subject of a Small Business Administration certificate of competency, size determination, or a review of eligibility of SDB or 8(a) status within the past eighteen (18) months.

                  (xiii) No payment has been made by the Target or any of its Subsidiaries or by any person acting on their behalf to any person which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement.

                  (xiv) To the Knowledge of Target and Seller, neither the Target nor any of its Subsidiaries is nor will they be required to make any filing with or give any notice to, or obtain any consent from, any Governmental Authority under or in connection with any Government Contract as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the Other Transaction Agreement or (B) the consummation of the transactions contemplated hereby or thereby

                  (xv) Neither the Target nor any of its Subsidiaries has entered into any financing arrangement or assignment of proceeds with respect to the performance of any

Government Contract.

            (v) Notes Receivable and Accounts Receivable. All notes receivable and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables, and are current and collectible subject only to the reserve for bad debts set forth on the face of the 2003 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target and its Subsidiaries. Target's reserves for doubtful accounts represents a current and reasonable estimate of future writeoffs based upon the Target's past experience. Other than Target's Government Contracts, none of the notes receivables or accounts receivables of Target and its Subsidiaries are subject to setoffs or counterclaim. No facts exist which would entitle any Governmental Authority to exercise any rights of setoff or counterclaim against any notes receivable or accounts receivable of Target or its Subsidiaries.

            (w) Powers of Attorney. Except as set forth in Section 3(w) of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

            (x) Insurance. Section 3(x) of the Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage or under which Target or any of its Subsidiaries has a pending claim or could make a claim:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage; and

                  (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

            With respect to each such insurance policy in effect on the date hereof: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of Seller and Target (including after inquiry of the insurance agent providing such policies), nothing exists within the policy or has occurred that would preclude or interfere with the policy continuing after the consummation of the transactions contemplated hereby to be legal, valid, binding, enforceable, and in full force and effect on identical terms as exists after the consummation of the transactions contemplated hereby;
(C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 3(x) of the Disclosure Schedules describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

            (y) Litigation. Section 3(y) of the Disclosure Schedules sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(y) of the Disclosure Schedules could result in any Material Adverse Change to the Target and its Subsidiaries. Neither the Seller nor the Target nor its Subsidiaries has any reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

            (z) Employees.

                  (i) The Target has provided Buyer with a complete list of all employees, officers and directors of Target and its Subsidiaries as of June 15, 2004 and a schedule of their base salaries and bonuses. Such list identified all employees who, as of such date, are on leave for any reason or receiving disability or workers' compensation or any other similar type of benefit from Target or its Subsidiaries. No third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Target or any of its Subsidiaries that either the continued employment by, or association with, the Target or any of its Subsidiaries of any of the present officers or employees of, or consultants to, the Target or any of its Subsidiaries contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

                  (ii) To the Knowledge of Seller and Target, no executive (other than Seller), key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target and its Subsidiaries have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such applicable laws respecting employment discrimination and occupational safety and health requirements, and has not committed any unfair labor practice. To the Knowledge of Seller and Target, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

                  (iii) Except as set forth in Section 3(z)(iii) of the Disclosure Schedules, all individuals who are performing or have performed services for Target or any of its Subsidiaries and who are or were classified by Target or any of its Subsidiaries as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978, as amended by
Section 1706 of the Tax Reform Act of 1986, as applicable, or other Legal Requirements. Such individuals are not entitled to any benefits under any Employee Benefit Plan or Benefit Arrangement that Target or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which Target or any of its Subsidiaries has any Liability or potential Liability.

            (aa) Employee Benefits.

                  (i) Section 3(aa) of the Disclosure Schedules lists each Employee Benefit

Plan that any of the Target or its Subsidiaries maintains, to which any of the Target and its Subsidiaries contributes or has any obligation to contribute, or with respect to which any of the Target and its Subsidiaries has any Liability or potential Liability.

                        (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and, complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Legal Requirements.

                        (B) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                        (C) All contributions (including all employer contributions and employee salary reduction contributions and employee after tax contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made on or before the Closing Date to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums required for insurance coverage for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                        (D) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified under the tax legislation commonly known as "GUST", and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. Each Employee Benefit Plan has adopted a timely "good faith amendment" for the Economic Growth and Tax Relief Reconciliation Act of 2001.

                        (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                        (F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan to the extent that a funding arrangement exists therefor.

                        (G) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or to the Knowledge of Seller and the Target, is threatened.

                        (H) No Fiduciary has any Liability or, potential Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. To the Knowledge of the Seller and the Target there is no basis for any such action, suit, proceeding, hearing, or investigation. There is no outstanding judgment, decree, injunction or order of any court, governmental department, commission, agency or instrumentality or arbitrator against or affecting any such Employee Benefit Plan or Benefit Arrangement, any fiduciary thereof or assets of any related trust, insurance or annuity contract thereunder.

                        (I) None of the Target and its Subsidiaries has incurred, and none of the Seller, the Target or its Subsidiaries has any reason to expect that any of the Target and its Subsidiaries will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                        (J) Neither Target nor any of its Subsidiaries contributes to, has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Pension Benefit Plan that it is a "defined benefit plan" as defined in ERISA Section 3(35). None of the Target, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability or potential Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan, as defined in ERISA Section 3(37).

                        (K) None of the Target and its Subsidiaries maintains, contributes to or has an obligation, policy, or understanding to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated directors, officers or employees of the Target or any of its Subsidiaries (or any spouse of other dependent thereof) other than in accordance with COBRA or other applicable state or commonwealth law.

                  (ii) Without limiting the generality of the foregoing, the Employee Stock Ownership Plan formerly sponsored by Target(the "TERMINATED ESOP") was terminated on October 1, 1996, in accordance with ERISA and in accordance with other applicable laws. No beneficiary under the Terminated ESOP has any claim against the Target or against any officer or director of the Target in connection with the termination of the Terminated ESOP, the valuation of the shares repurchased by the Terminated ESOP or otherwise in connection therewith. No third party, including the Pension Benefit Guaranty Corporation, any trustee of the Terminated ESOP or other party has any claim against the Target or any officer or director of the Target for which the Target or the Buyer will have any liability of any kind after the Closing.

            (bb) Guaranties. Neither the Target nor its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (cc) Environmental, Health, and Safety Matters.

                  (i) Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 3(cc) of the Disclosure Schedules.

                  (iii) Neither the Target, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as disclosed in Section 3(cc)(iv) of the Disclosure Schedules, none of the following exists at any property or facility owned or operated by the Target or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) None of the Target, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called
"transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (vii) Except as set forth in the Environmental, Health & Safety Requirements, neither the Target, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors or Affiliates will (A) to the Knowledge of Seller and Target, prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, (B) give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or (C) give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

            (dd) Certain Business Relationships with the Target and Its Subsidiaries. Except as set forth in Section 3(dd) of the Disclosure Schedules, neither the Seller nor his Affiliates have been involved in any business arrangement or relationship (other than in connection with Seller's employment by Target) with the Target or any of its Subsidiaries within the past twelve
(12) months, and neither the Seller nor any of his Affiliates own any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries. Target does not owe and is not obligated to pay the Seller or any of his Affiliates or beneficiaries or their Affiliates any amount, and none of such Persons has any claim of any kind against the Target or any officer or director of Target.

            (ee) Investment Representations.

                  (i) Seller is acquiring the Buyer Shares allocable to it for investment for its own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.

                  (ii) Seller's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of his acquisition of the Buyer Shares. The Buyer has made available to Seller, their legal and tax counsel, and their advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, the Buyer and its representatives, about the Buyer and access to any information, documents, financial statements, records and books (1) relative to the Buyer and its business and an investment in the Buyer, and (2) necessary to verify the accuracy of any information furnished to Seller, including, but not limited to, the risk factors set forth in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

                  (iii) Seller's financial condition is such that it can afford to bear the economic risk of holding the Buyer Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in the Buyer Shares.

                  (iv) Seller is an "accredited investor" as defined in Rule 501 under the

Securities Act.

                  (v) Seller has been advised that (A) the Buyer Shares have not been registered under the Securities Act or other applicable securities laws,
(B) the Seller must continue to bear the economic risk of the investment in the Buyer Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (C) when and if the Buyer Shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and
(D) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act.

                  (vi) Seller acknowledges that the Buyer and its advisors will rely on the representations and warranties of Seller contained in this Section 3(ee) for purposes of determining whether the issuance of the Buyer Shares is exempt from registration under the Securities Act and other applicable securities laws.

                  (vii) Seller is a resident of the State of Georgia.

            (ff) Foreign Corrupt Practices Act. Neither the Target nor any of its Subsidiaries, nor any of their respective officers, directors, nor, to the Knowledge of the Target and Seller, any employees or agents (or stockholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any Target of its Subsidiaries, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the business of any of the Target or its Subsidiaries (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Target or any of its Subsidiaries in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Target or its Subsidiaries is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the Target nor its Subsidiaries has otherwise taken any action that could cause the Target or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

            (gg) Full Disclosure.

                  (i) All documents and other papers delivered by or on behalf of the Seller, the Target or its Subsidiaries in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Seller contained in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading in any material respect.

                  (ii) All due diligence materials provided to Buyer by Seller, Target and its

Subsidiaries were complete, truthful and accurate. No representation or warranty of any Seller, Target or Target's Subsidiaries in the Due Diligence contains any untrue statement or omits to state a fact necessary in contained order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

                  (iii) Except as described in this Agreement, there is no fact known to the Seller (other than general economic or industry conditions) which Materially Adversely Affects or, so far as the Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Target or any of its Subsidiaries as presently conducted.

      4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

            (a) Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

            (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority which has jurisdiction over it prior to the Closing in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Other Transactions Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

            (e) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (f) Buyer Capitalization. As of the date hereof, the authorized capital stock of the Buyer consists of (i) 500,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding, and (ii) 50,000,000 shares of the Buyer Common Stock, of which 5,154,093 shares are issued and outstanding for corporate law purposes.

            (g) Buyer Shares. The Buyer Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all rights of first refusal, preemptive rights and Security Interests other than resale restrictions under applicable securities laws.

            (h) Commission Documents. Buyer has made available to Seller a true and complete copy of its Annual Report on Form 10-K (the "10-K"), filed by Buyer with the Commission for its fiscal year ended December 28, 2003 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004 (collectively, the "SEC REPORTS"). As of the date such reports were filed, the 10-K and all other reports of Buyer filed since January 1, 2004 with the Commission complied in all material respects with the requirements of the Securities Exchange Act and the rules and regulations of the Commission thereunder applicable to the SEC Reports, and did not, as of the date filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements for Buyer's fiscal year ended December 28, 2003 included in the 10-K were prepared in accordance with GAAP and fairly present in all material respects the financial position of Buyer as of December 28, 2003 and the results of operations and cash flows for the fiscal year then ended.

      5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Subject to the terms and conditions hereof, Buyer, Seller and Target shall cooperate and use their reasonable best efforts to take, or cause to taken all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective the transactions contemplated by this Agreement and cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in
Section 7 to be satisfied, in addition, each Buyer, Seller and Target will be given notice of and a reason or opportunity to participate in contact with any Governmental Entity regarding any consents required therefrom.

            (b) Notices, Consents; AMEX Listing.

                  (i) The Seller will cause each of the Target and its Subsidiaries to and the Target and its Subsidiaries will give any notices to third parties, make any filings with, and use their respective best efforts to obtain all third party consents and authorizations, consents, and approvals of Governmental Authorities required under this Agreement, including those that the Buyer may request in connection with the matters referred to in Sections 3(c) and 3(g) above.

                  (ii) On or prior to the Closing Date, the Buyer shall exercise commercially reasonable efforts to cause all of the Buyer Shares to be listed on the AMEX.

            (c) Operation of Business. From the date hereof until the Closing:

                  (i) The Seller shall cause the Target and each of its Subsidiaries to, and the Target shall and shall cause each of its Subsidiaries to:

                        (A) maintain its existences in good standing;


                        (B) maintain its characters of business and properties and conduct of its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement and to comply with all applicable Legal Requirements;

                        (C) maintain business and accounting records consistent with past practices and post all entries therein promptly in compliance with accepted practice and all applicable Legal Requirements;


                        (D) use its best efforts (1) to preserve its business intact, including, but not limited to, maintaining all equipment and preserving all other assets, brands and technology, (2) to keep available to it the services of its present officers, employees, sales representatives and distributors, and (3) to preserve for it the goodwill of its manufacturers, foreign buying agents, suppliers, distributors, sales representatives, licensors, licensees, customers and others having material business relations with it; and

                        (E) maintain in full force and effect policies of insurance of the same type, character and coverage as in effect for Target and its Subsidiaries on the date hereof with respect to the business, operations and assets of Target and its Subsidiaries.

                        (F) meet in all respects the obligations of the Target and the Subsidiaries under all Contracts to which they are parties, including the Government Contracts; and


                        (G) pay and discharge when due all Taxes, imposed upon it or any of its properties, or upon the income or profit therefrom.


                  (ii) The Seller shall cause the Target and its Subsidiaries to and the Target and its Subsidiaries shall: conduct their business and operations in the Ordinary Course of Business and not take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Target and its Subsidiaries to and the Target and its Subsidiaries will not (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock which will result in an Overpaid Amount of more than $500,000 to Seller pursuant to Section 2(b), (B) redeem, purchase, or otherwise repurchase or acquire any of its capital stock, (C) enter into any commitment or incur any indebtedness except for trade payables and borrowings under the Revolving Credit Facility for the purchase of inventory and other working capital needs, each in the Ordinary Course of Business, or (D) otherwise engage in any practice, take any action, or enter into any other transaction of the sort described in Sections 3(k)(i), (ii), (iii), (iv), (v), (vi), (viii), (ix),
(x), (xi), (xii), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi) without reference to Knowledge and (xxii) above, provided, however, neither Target nor any of its Subsidiaries shall, without Buyer's prior written consent (which shall not be unreasonably withheld), enter into or otherwise become a party to any Contract (A) described in Section 3(t)(ii) which would either be a Government Contract or a Contract that involves consideration of in excess of $75,000, or (B) described in Section 3(t)(ii) which involves in excess of $25,000. Sections 3(t)(i) through (xv) and 3(u)(i) (and the corresponding Sections of the Disclosure Schedules) shall be deemed to apply to any Contract or Government Contract entered after the date hereof by Target as permitted by this Section 5(c)(ii).

                  (iii) Notwithstanding anything else herein to the contrary, Seller shall not (A) permit Target, and Target shall not amend, modify or supplement the Ro-Search Agreement or enter in an agreement which supercedes or replaces the Ro-Search Agreement without Buyer's prior written consent or (B) take any action with respect to or authorize any transaction to occur with respect to any brokerage or other securities trading account of the Target or any of its Subsidiaries, including but not limited to the Merrill Lynch Account, other than ministerial administrative actions to close out such accounts.

                  (iv) Seller shall exercise best efforts so that there is no Overpaid Amount or Underpaid Amount pursuant to Section 2(b).

            (d) Full Access. The Seller, the Target and its Subsidiaries will permit, and the Seller will cause each of the Target and its Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries.

            (e) Notice of Developments. The Seller, the Target and its Subsidiaries will give prompt written notice to the Buyer of any development that would constitute any of the representations and warranties in Section 3 above not to be true and accurate in all material respects (without giving effect to all qualifications and exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect (and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom) as if such representation and warranty were given as of the date of such event. The Buyer, will give prompt written notice to the Seller of any development causing a of any of the representations and warranties in Section 4 above not to be true and accurate in all material respects as if such representation and warranty were given as of the date of such event. No disclosure by any Party pursuant to this
Section 5(e)(i), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or to amend or supplement the Disclosure Schedule.

            (f) No Solicitation; Acquisition Proposals. The Seller and the Target agree that they will not, directly or indirectly, through any officer, director, employee, partner, stockholder, agent, or Affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement and in connection with the sale of inventory in the Ordinary Course of Business (i) solicit, initiate, or encourage submission of proposals or offers from any Person relating to any transactions contemplated herein or to the direct or indirect purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation, or business combination with, the Target or any of its Subsidiaries (collectively, an "ACQUISITION PROPOSAL"), (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate, or encourage, any Acquisition Proposal by any Person, (iii) enter into any agreement, arrangement, or understanding with respect to an Acquisition Proposal, or (iv) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement, or understanding with respect to, any interest in the assets, the Target Shares or other equity interests of the Target or any of its Subsidiaries.

            (g) Interim Financials; Cooperation with Financing.

                  (i) During the period prior to the Closing Date, the Target and its Subsidiaries shall provide and the Seller shall cause Target to provide to the Buyer internally prepared monthly balance sheets and statements of, results of operations, changes in stockholders' equity, and cash flows within fifteen (15) Business Days after the end of each month.

                  (ii) The Seller shall cause the Target and its Subsidiaries to and the Target and its Subsidiaries shall cooperate with Buyer in all reasonable respects to enable Buyer to obtain the Financing contemplated by Section 7(a)(x), including using its best efforts to: (A) assist the Buyer and its underwriters in preparing and filing an amendment to Buyer's registration statement on Form S-2 filed on March 31, 2004 (as such may be amended from time to time, the "REGISTRATION STATEMENT") under the Securities Act to reflect Buyer's acquisition of Target pursuant to the terms hereof and to increase the size of the offering to the extent determined by Buyer; (B) prepare in accordance with GAAP and regulation S-X of the Commission consolidated interim, financial statements for the Target and its Subsidiaries, including the notes thereto ("INTERIM FINANCIALS") and instruct Target's independent public accountants to review such Interim Financials at Buyer's cost, (C) obtain consents of its independent public accountants and comfort letters, when required, with respect to the Financial Statements, any Interim Financials and any financial information pertaining to Target and its Subsidiaries included in the prospectus forming a part of the Registration Statement, at Buyer's cost, so that such financial statements and information can be used by Buyer in its preparation of the Registration Statement and any reports to be filed by Buyer under the Exchange Act (collectively, the "PUBLIC FILINGS"), and in certain circumstances incorporated by reference into registration statements filed by Buyer under the Securities Act, (D) cooperate with Buyer so Buyer can obtain information sufficient for Buyer to prepare the Management's Discussion and Analysis portion of the Public Filings, as it may relate to the Target and its Subsidiaries, (E) compile the requisite financial information, including supplying financial information for purposes of the Buyer preparing pro forma financial statements and comfort letters to be issued in connection with the Public Filings, (F) request the independent public accountants of the Target and its Subsidiaries to give full and complete access to Buyer and its agents and representatives to its work papers and any other supporting information relating to the Financial Statements or the Interim Financials, subject to customary agreements sought by independent public accountants in connection with giving such access, (G) sign customary management representation letters relating to the Financial Statements and the Interim Financials, (H) provide reasonable assistance to Buyer in connection with any road show or lender presentations and meetings relating to the Financing, and (I) reaffirm to Buyer that there has been no material breach of the representations or warranties of the Seller in
Section 3 hereof and that they are true, accurate and complete in all material respects, except for any breaches for which a notice has been given pursuant to and in accordance with Section 5(e), from the date hereof to a date ten (10) days prior to the effective date of the Registration Statement, the day prior to the effective date of the Registration statement and the date of the closing of public offering made pursuant to the Registration Statement as though made on such dates. For purposes of Section 5(g)(ii)(I), no effect shall be given to any qualifications or exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom.

            Notwithstanding the foregoing or anything else herein to the contrary, Seller may not and shall not in any way seek to avoid responsibility or liability to Buyer for the Interim Financials under the terms of this Agreement, including, but not limited to, Sections 3(j), 5(e), 5(g) and 8 herein.

                  (iii) At or prior the Closing, Seller shall enter into with Buyer's underwriters for the public offering contemplated by the Registration Statement a lock-up agreement as may be required by the underwriters in such form and containing such terms provided that the lock-up period is no longer than the earlier of six (6) months from the effective date of the Registration Statement or nine (9) months from the date hereof.

            (h) Pre-Closing Tax Matters.

                  (i) Without the prior written consent of Buyer, Target or its Subsidiaries shall not, and Seller shall cause Target or its Subsidiaries not to, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or its Subsidiaries or any of their Affiliates, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or its Subsidiaries or any of their Affiliates, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of (A) increasing the Tax liability of Target or its Subsidiaries; (B) decreasing any Tax attribute of Target or its Subsidiaries; or (C) shifting the Tax liability of Target or its Subsidiaries to a post-Closing taxable year.

                  (ii) On or before the Closing, the Target or its Subsidiaries shall complete and file with the appropriate Governmental Authorities all Tax Returns which are identified in Section 3(n) of the Disclosure Schedules as having not been filed and for which an extension to file has been received. All such Tax Returns shall be prepared and filed in accordance with Section 5(h)(i) and (iii). Concurrently with such filings, the Target and its Subsidiaries shall deliver copies of such Tax Returns to Buyer and remit all Taxes that are shown as due thereon up to the amount reserved therefor on the 2003 Balance Sheet and Seller shall remit on behalf of Target any remaining Taxes shown due thereon. On or prior to Closing, Seller shall provide Buyer with copies of all checks remitted for payment by Seller.

                  (iii) All Tax Returns to be filed by the Target and its Subsidiaries under Section 5(h)(ii) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except as required by applicable Legal Requirements.

                  (iv) Nothing contained in this Section 5(h) shall limit any Tax or other representations or warranties of the Seller and the Target herein, or any indemnification obligations of the Seller herein, including pursuant to Sections 3 and 8 hereof.

            (i) Confidentiality. The Confidentiality Agreements shall continue in full force and effect after the date hereof and shall not be modified or amended hereby.

            (j) Payment and Discharge of Target Borrowed Debt. At or prior to the Closing, the Seller shall cause the Target to and the Target shall have its lender provide to Buyer and parties providing the Financing the Pay-Off Letter.

            (k) Title Insurance. Seller and Target shall obtain and provide to Buyer at Closing, at Buyer's sole expense, a leasehold policy of title insurance (current ALTA Form) with appropriate endorsements reasonably requested by Buyer (a "TITLE POLICY") in an amount reasonably acceptable to the Buyer. The Title Policy shall cover the Capital Leased Property. The Target shall be named as the insured under the Title Policy. The Title Policy shall be issued without the standard exceptions for material suppliers' liens and parties in possession, and shall contain exceptions only for standard encumbrances reasonably acceptable to Buyer. Seller shall provide the title company with any affidavits, indemnities, memoranda or other assurances requested by the title company to issue the Title Policy.

            (l) Phase I Environmental Site Assessment. The Buyer may within sixty (60) days from the date hereof obtain a Phase I Environmental Report (prepared in accordance with ASTM standards) ("CAPITAL LEASED PROPERTY PHASE I") for the Capital Leased Property certified to the Buyer and prepared by independent consultants approved by Buyer. The Seller shall and shall cause Target to fully cooperate with Buyer and Buyer's representatives and exercise best efforts to cause all third parties to fully cooperate with Buyer and Buyer's representatives in obtaining the Capital Leased Property Phase I.

      6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 8 below).

            (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, manufacturer or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target and its Subsidiaries to the Buyer from and after the Closing.

            (d) Post-Closing Tax Matters.

                  (i) Within thirty (30) days after the determination of the Final Cash Purchase Price, the Seller shall prepare and provide to Buyer for filing all Tax Returns to be filed for Target's tax year commencing on September 28, 2003 and ending on the Closing Date. At the time that it delivers the Tax Returns for filing, Seller shall remit to Buyer an amount in immediately available funds equal to all Taxes that are shown as due by Target and its Subsidiaries on such Tax Returns for the period from September 28, 2003 to Closing. All such Tax Returns shall be prepared (A) using the "closing-of-the-books" method of allocation, wherein it would be presumed that the books of the Target and its Subsidiaries would be closed as of the Closing Date and (B) in accordance with Section 6(d)(ii). If within forty-five (45) days after receiving copies of such Tax Returns Buyer does not object thereto or otherwise consents thereto, Buyer shall file such Tax Returns with the appropriate Governmental Authority for its tax year ending on the Closing Date.

                  (ii) The Tax Returns to be prepared by Seller under Section 6(d)(i) shall be prepared in a manner consistent with past practice and, on such Tax Return, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns for prior periods, except as required by applicable Legal Requirements.

                  (iii) Notwithstanding anything herein or otherwise to the contrary, as an independent and separate undertaking not subject to the provision of Section 8 below, the Seller shall indemnify and hold harmless the Buyer and the Target from and against from and against all Target Fiscal 2004 Taxes. Any payments due Buyer under this Section 6(d)(iii) shall accrue interest at the Reference Rate plus three percent (3%) from the date that payment therefor is demand by Buyer through and including the date of payment to Buyer by Seller.

                  (iv) The Seller shall be authorized to prepare and file on behalf of Target a Form 8752 to request the refund of the $278,835 federal tax deposit made by Target pursuant to Target's election under Section 444 of the Code. Five (5) or more days prior to filing, Seller shall provide Buyer with a copy of the form being filed. Neither Buyer nor Target have any obligation to take any action with respect to such form or with respect to such refund other than to (A) provide reasonable cooperation (which in Buyer's opinion does not subject it to Liability of any kind) with respect to filing such forms and providing access to any books and records necessary to prepare or prosecute the claims made hereunder, all of which shall be at Seller's cost and expense and
(B) to promptly pay over to Seller such refund if received by Target or Buyer within three (3) years of the Closing Date.

                  (v) Seller shall prepare and submit to Buyer and Buyer shall, at Seller's sole cost and expense, cause Target to and Target shall file any applicable necessary extensions of the time to file the tax returns of Target from and after the date hereof through the filing of the Tax Return discussed in
Section 6(d)(i) above.

                  (vi) Neither Target, Seller, nor Buyer will file any elections under Section 338 of the Code (or any elections under comparable provisions of state or local law) relating to the transactions contemplated by this Agreement.

                  (vii) Nothing contained in this Section 6(d) shall limit any Tax or other representations or warranties of the Seller and the Target herein, or indemnification obligations of Seller herein, including pursuant to Sections 3 and 8 hereof.

            (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Seller and one-half by Buyer when due, and the party required by applicable law will, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. The expense of such filings shall be paid one-half by Seller and one-half by Buyer.

            (f) Securities Law Restrictions.

                  (i) Seller agrees not to make any disposition of all or any portion of the Buyer Shares unless and until:

                        (A) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (B) Seller shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a statement of the circumstances surrounding the proposed disposition and unless waived by the Buyer, Seller shall have received an opinion of counsel acceptable to the Buyer providing that such disposition will not require registration of such securities under the Securities Act or any other applicable securities laws.

                  (ii) Seller acknowledges and agrees that the certificates representing the Buyer Shares shall bear substantially the following legend:

            The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act, or (ii) an opinion of counsel to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of, is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, unless such sale, transfer or disposition is otherwise in accordance with the terms of the Stock Purchase Agreement, dated as of June 15, 2004 among Altama Delta Corporation and certain others.

            (g) Operation of Target's DOD Business During Contingent Earn-Out Period. From the Closing until the earlier of the Contingent Earn-Out Payment Accrual Date or October 1, 2005 the Buyer shall cause Target to:

                  (i) maintain business and accounting records for the United States Department of Defense business conducted by Target and each of its Subsidiaries (the "DOD BUSINESS") in sufficient detail to determine when and if the Contingent Earn-Out Payment Accrual Date has occurred;

                  (ii) use commercially reasonable efforts to preserve the DOD Business to the extent consistent with orders received by such business;

                  (iii) preserve the goodwill of the DOD Business' suppliers and customers;

                  (iv) maintain in full force and effect policies of insurance with respect to the DOD Business and the assets used in such business; and

                  (v) exercise commercially reasonable efforts to cause Target to meet in all material respects the obligations of the Target under the Award dated September 27, 2003 between Target and the United States Department of Defense (contract no. SP-100-03D-0373).

            (h) EPA Claim. On June 15, 2004, the Target filed with the United States Department of Defense Contract Management Agency (the "DCMA") an Economic Price Adjustment Claim (the "EPA CLAIM") pursuant to Clause 52.216-4 of Award/Contract No. SP010-97-D-0324 (the "1997 AWARD") for an adjustment to the contract unit prices of materials used under the 1997 Award. As a one-time payment, the Target shall pay to Seller an amount equal to the proceeds, if any, received from the EPA Claim, less both (A) the reasonable costs and expenses incurred by Target in connection therewith and (B) an amount equal to the Buyer's combined consolidated federal and state income tax rate in the year prior to receipt of such proceeds multiplied by the amount of such proceeds received by Target. Buyer will not and will not permit Target to release, waive or compromise the EPA Claim without Seller's prior written consent. The Target shall make such payment within thirty (30) days after the receipt of the payment thereof from the DCMA or the Defense Finance and Accounting Services ("DFAS"). Neither Target nor Seller makes any representations or warranties to Seller with respect to the EPA Claim and Target's sole obligation with respect to the EPA Claim shall be to make the payment to Seller provided for under this Section 6(h). Any payment made by Target pursuant to this Section 6(h) shall be treated by both parties, upon the payment thereof, as an increase in the Purchase Price hereunder and all Parties hereto shall report such payment in its Tax Returns consistent therewith. Buyer's obligation under this Section 6(h) shall expire on the third (3rd) anniversary of the Closing.

            (i) Opinion Letter for Over-Allotment Option Exercise. If and when Buyer's underwriters for the public offering portion of the Financing exercise their over-allotment option, seller shall exercise best efforts to have Morris Manning & Martin, LLP provide at the closing of the over-allotment exercise of a recertification of such counsel's opinion letter delivered by it at the closing and seller shall provide such counsel with a certification of such facts as such counsel may request in order to provide such recertification at such time.

      7. CONDITIONS TO CLOSE.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) Accuracy of Representations and Warranties. The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date (without giving effect to all qualifications and exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect (and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom) as though made then and as though the Closing Date (except for such representations and warranties made as of the date hereof) were substituted for the date of this Agreement throughout Section 3.

                  (ii) Performance of Covenants. The Seller and the Target shall have each performed and complied with all of their covenants hereunder in all material respects through the Closing.

                  (iii) Third Party Consents. The Target and its Subsidiaries shall have procured all of the third party consents specified in Sections 3(c) and 3(g) of the Disclosure Schedules and shall have procured all third party consents for the contracts specified in Section 3(t) of the Disclosure Schedules, all of which shall be reasonably satisfactory to Buyer in form and substance.

                  (iv) Landlord Waivers Consents. The Target and its Subsidiaries shall have obtained and delivered to the Buyer a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlords of the Leases listed on Schedule 7(a)(iv) hereto, in the form attached hereto as EXHIBIT E.

                  (v) Estoppel Certificate. The Target and its Subsidiaries shall have obtained and delivered to the Buyer an estoppel certificate with respect to each of the Leases, including but not limited to the Capital Lease, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to Buyer.

                  (vi) No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect the right of the Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) have a Material Adverse Effect on the Target or its Subsidiaries.

                  (vii) Seller's Certificate. The Seller shall have delivered to the Buyer a certificate signed by Seller in which he certifies to Buyer that each of the conditions specified above in Sections 7(a)(i)-(iv) is satisfied in all respects.

                  (viii) General Releases. Seller and each of the officers and directors of Target and its Subsidiaries shall have executed and delivered general releases to the Target, releasing any claim to severance or termination payments and to all other claims and causes of action which any of them may now or ever have against Target or its Subsidiaries other than for accrued compensation, each of which shall be in form and substance reasonably satisfactory to Buyer.

                  (ix) Resignations. The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Buyer shall have specified in writing prior to the Closing.

                  (x) Financing. The Buyer shall have obtained on terms and conditions reasonably satisfactory to Buyer and its Board of Directors sufficient debt and/or equity financing to consummate the transactions contemplated hereby, including payment of the cash portion of the Preliminary Cash Purchase Price due at Closing and the payment and satisfaction of the Target Borrowed Debt at Closing (collectively, the "FINANCING").

                  (xi) Pay-Off Letter. Buyer shall have received a letter from the lender of the Target Borrowed Debt (the "PAY-OFF LETTER") (A) stating the aggregate amount of all the outstanding Target Borrowed Debt, including a list of all outstanding letters of credit of Target and its Subsidiaries, as of the Closing Date, and (B) agreeing that if such amount so identified is paid and such letters of credit are terminated at Closing or any time thereafter, such prepayment and terminations shall not be subject to any prepayment premiums or penalties or any other fees or expenses associated with payment thereof, and that on such payment and letter of credit terminations all Security Interests and liens in assets of Target and each of its Subsidiaries held by such lender shall be terminated.

                  (xii) Consulting Agreement. Seller shall have executed and delivered the Consulting Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (xii) Non-Competition Agreements. Seller shall have executed and delivered the Non-Competition Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (xiv) Registration Rights Agreement. The Seller shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (xv) Escrow Agreement. The Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (xvi) Certificates. All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                  (xvii) Charter Documents. Seller shall have delivered to Buyer copies of the Target's and its Subsidiaries' charter documents, certified as of or as reasonably as practicable before the Closing Date by the Secretary of the State or other appropriate governmental official of the jurisdiction of the Target's or its Subsidiaries' incorporation.

                  (xviii) Good Standing Certificates. Seller shall have delivered to Buyer copies of the certificate of good standing of Target and each of its Subsidiaries issued on or soon before the Closing Date by the Secretary of State or other appropriate governmental official of the jurisdiction of Target's or the Subsidiaries' incorporation and of each jurisdiction listed in
Section 7(a) of the Disclosure Schedules.

                  (xx) Secretary's Certificate. The Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) no amendments to the Target's Articles of Incorporation of such Person since the date specified in clause (2) above; (B) the Target's bylaws; and (C) any resolutions of the board of directors of Target relating to this Agreement and the transactions contemplated hereby.

                  (xxi) Opinion of Counsel to the Seller and Target. The Buyer shall have received (A) from Morris, Manning & Martin, LLP, counsel to Target and counsel to the Seller an opinion as of the Closing Date substantially in the form set forth on EXHIBIT F and (B) from Holland & Knight, LLP, Government Contracts counsel to Target an opinion as of the Closing Date substantially in the form set forth on EXHIBIT G attached hereto, each of which shall be addressed to the Buyer and expressly permitting the lenders, underwriters or other sources of financing with respect to the transactions contemplated by this Agreement to rely thereon.

                  (xxii) Extension of Puerto Rican Lease. The Puerto Rico Lease shall have been extended in writing by the parties thereto until at least until September 30, 2006 on terms and conditions satisfactory to Buyer and copy of the extension shall have been provided and satisfactory to Buyer.

                  (xxiii) Title Insurance. Seller and Target shall have delivered to Buyer the Title Policy.

                  (xxiv) Wyatt Note. The Wyatt Note shall have been repaid in full and Target's and Seller provide a certificate from Target's Chief Financial Officer certifies to Buyer that his condition has been fulfilled.

                  (xxv) Former Shareholder Release. Daniel Broos shall have executed and delivered to Target a Shareholder Release in the form of EXHIBIT H attached hereto and Target shall have delivered a copy thereof delivered to Buyer.

                  (xxv) The Montana Group and SunTrust Robinson Humphrey Release. The Montana Group and SunTrust Robinson Humphrey shall have executed and delivered to Target a waiver and limited release as to any consideration that is or may be due as a result of this Agreement and the transactions contemplated hereby other than the amount paid to them at Closing, which waiver and limited release shall be in form and substance satisfactory to Buyer.

                  (xxvi) Direction to Apply Proceeds. Buyer shall have received from Seller instructions and authorization (in form and substance satisfactory to Buyer) directing Buyer to pay The Montana Group and SunTrust Robinson Humphrey all amounts due to such parties as a result of this Agreement and the transactions contemplated hereby.

                  (xxvii) Phase I Environmental Site Assessment. A Phase I Environmental Site Assessment shall be performed at the Capital Leased Property and a copy of the Phase I Environmental Report shall be delivered to Buyer.

            The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) Accuracy of Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date (without giving effect to all qualifications and exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom) with the same force and effect as though made then and as though the Closing Date (except for such representations and warranties made as of the date hereof) were substituted for the date of this Agreement throughout Section 4.

                  (ii) Performance of Covenants. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                  (iii) Buyer's Certificate. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7(b)(i)-(ii) is satisfied in all respects.

                  (iv) No Litigation. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                  (v) Consulting Agreement. The Target shall have executed and delivered the Consulting Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (vi) Non-Competition Agreement. The Target shall have executed and delivered the Non-Competition Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (vii) Registration Rights Agreement. Buyer shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (viii) Escrow Agreement. Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect upon the consummation of the transactions contemplated herein.

                  (ix) Opinion of Counsel to Buyer. Seller shall have received from counsel to the Buyer an opinion as of the Closing Date substantially in the form of EXHIBIT I attached hereto, addressed to Seller.

                  (x) Phase I Environmental Site Assessment. A Phase I Environmental Site Assessment shall be performed at the Capital Leased Property and a copy of the Phase I Environmental Report shall be delivered to Seller.

      The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

      8. INDEMNIFICATION.

            (a) Survival of Representations and Warranties. The representations and warranties contained in Sections 3(a), (b), (c), (d), (e), (f), (g), (h) and
(i) and Sections 4(a), (b), (c), (d), (e), (f) and (g) (collectively, the "GROUP I REPRESENTATIONS") shall survive indefinitely the Closing hereunder. The representations and warranties contained in Sections 3(n), (u), (w), (y), (z),
(aa), (bb) and (cc) (the "GROUP II REPRESENTATIONS") shall survive the Closing hereunder and continue in full force and effect until the expiration of the statute of limitations for any claim thereunder (after giving effect to any extension or waivers), plus sixty (60) days. All representations and warranties contained in Section 3 other than the Group I Representations and Group II Representations (such other representations and warranties being referred to as the ("GROUP III REPRESENTATIONS") and in Section 4(h) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing. Notwithstanding the foregoing (i) if at the stated expiration of any representation and warranty there shall have been delivered a Claim Notice by an Indemnified Party to an Indemnifying Party, such Indemnified Party shall continue to have all its or his legal rights with respect thereto, including its or his rights under this Section 8 notwithstanding such expiration until the resolution of such claim pursuant to this Section 8, and (ii) no time limitations shall apply to any arising out of, relating to or in the nature of, or caused by intentional misrepresentations, fraud or willful misconduct by Seller or Target.

            (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event Seller or Target breaches (or in the event any third party alleges facts that, if true, would mean Seller or Target has breached) any of Seller's or Target's representations, warranties or covenants contained herein (including any misrepresentations or breaches of warranties in any Disclosure Schedule or certificate delivered pursuant hereto) and provided that a Buyer Indemnitee makes a written claim (a "CLAIM") for indemnification against Seller within any applicable survival period under
Section 8(a) (if a survival period exists under Section 8(a) and if one does not exist whenever the Claim may be asserted), then Seller shall indemnify the Buyer, the Target and it Subsidiaries and all of their respective officers, directors, shareholders, Affiliates, employees and agents ("BUYER INDEMNITEES") from and against the entirety of any Adverse Consequences to Target and any Adverse Consequences which any of the Buyer Indemnitees may suffer (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such misrepresentation or breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any Adverse Consequences to the extent resulting from, arising out of, relating to, in the nature of, or caused by any misrepresentation or breached warranties of the Seller based on a Group III Representations until the Buyer Indemnitees have suffered Adverse Consequences by reason of such misrepresentations or breached warranties in excess of $200,000 (the "BASKET AMOUNT") in the aggregate, at which point Seller will indemnify the Buyer Indemnitees from and against all such Adverse Consequences in excess of the Basket Amount. Notwithstanding the foregoing, the aggregate cumulative liability of the Seller with respect to all indemnification claims under this Section 8(b)(i) for any misrepresentation or breached warranty (A) based on a Group I Representation shall be the final Purchase Price, (B) based on a Group II representation shall be $8,000,000 and, (C) based on a Group III Representation shall be $4,300,000, except that the foregoing limitations shall not apply to any Claim resulting from, arising out of, relating to or in the nature of, or caused by intentional misrepresentations, fraud or willful misconduct by Seller or Target. Furthermore, notwithstanding the foregoing, the amount of any Adverse Consequences otherwise recoverable under this Section 8 shall be reduced by any proceeds actually received by any Buyer Indemnitees under insurance policies of such Buyer Indemnitees as of the time that the payment is due under this Section 8.

                  (ii) For purposes of the indemnification provided in this
Section 8(b), in determining whether Seller or Target has made misrepresentations or breached warranties or covenants or the amount of any Adverse Consequences, no effect will be given to any materiality (including Material Adverse Effect or Material Adverse Change or a stated dollar amount threshold) qualifications set forth in such representations and warranties.

                  (iii) All indemnification payments under this Section 8(b) shall be deemed adjustments to the Purchase Price.

                  (iv) The Seller shall indemnify the Buyer Indemnitees, the Target and its Subsidiaries and all of their respective officers, directors, shareholders, Affiliates, employees and agents ("BUYER INDEMNITEES") from and against the entirety of any Adverse Consequences which any of the Buyer Indemnitees may suffer as a result of, arising out of, relating to, in the nature of or caused by (A) any matter which required approval by Target's Board of Directors and/or stockholders and which was not authorized by resolutions specifically detailing the actions approved, but rather was approved through an omnibus and general resolution; (B) any failure by Target to follow any privacy statement which it has published on any of its Web Sites; (C) any of the matters described in Sections 3(n)(iv), 3(n)(vi), 3(p)(iv), 3(s)(v), 3(u)(ii),
3(u)(iv), 3(u)(vi), 3(v) and 3(cc)(iv) of the Disclosure Schedules and (D) any condition identified in the Capital Leased Property Phase I that are recommended to be remediated by the consultant preparing such report which costs in excess of $20,000. Solely for purposes of this Section 8(b)(iv), Adverse Consequences shall exclude any profits or revenues which were not pursued by Target pursuant to any Government Contracts for which performance terminated on or prior to September 27, 2003 to the extent due to the matters disclosed in Sections 3(s) and 3(u)(ii) of the Disclosure Schedules and any payment for reimbursement of costs or other amounts included in any surge claims that Target has submitted to the DOD for payment.

            (c) Indemnification Provisions for the Benefit of Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties or covenants contained herein and, provided that Seller makes a written claim for indemnification against the Buyer pursuant to Section 8(d) below within the survival period therefor (if there is an applicable survival period pursuant to Section 8(a) above), then the Buyer shall indemnify Seller from and against the entirety of an Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), provided, however, that the Buyer shall not have any obligation to indemnify the Seller from and against any such Adverse Consequences by reason of such misrepresentations or breached warranties until such Adverse Consequences are in excess of the Basket Amount in the aggregate, at which point Buyer will indemnify the Buyer Indemnitees from and against all such Adverse Consequences in excess thereof up to $4,700,000.

            (d) Procedure for Making Claims for Indemnification. For purposes of this subsection (d) and subsection (e) below, the party seeking indemnification under this Section 8 shall be the "INDEMNIFIED PARTY" and the party from whom such indemnification is sought shall be the "INDEMNIFYING PARTY." If a claim (a "CLAIM") is made for payment under Section 8(b) or Section 8(c) by an Indemnified Party, then such Indemnified Party shall give written notice thereof (the "CLAIM NOTICE") to the Indemnifying Party. The Indemnifying Party shall be deemed to have accepted the Claim Notice and to have agreed to pay the Claim if such Indemnifying Party does not send a notice of dispute to the Indemnified Party within thirty (30) calendar days after receiving the Claim Notice, and in such case payment procedures shall be as set forth in subsection (d)(ii) below. In the case of a disputed Claim, the parties shall follow the procedures set forth in subsection (d)(i) below.

                  (i) If the Indemnifying Party disputes the validity, amount or calculation of any Claim, the following procedures shall be followed with respect to such Claim:

                        (A) The Indemnifying Party shall give written notice of such dispute to the Indemnified Party, within thirty (30) days after the delivery of the Claim Notice to the Indemnifying Party.

                        (B) If the Indemnifying Party and the Indemnified Party reach an agreement with respect to the proper determination of the Claim, the parties shall follow the procedures set forth in subsection (d)(ii) below.

                        (C) If the Indemnifying Party and the Indemnified Party are unable to reach agreement with respect to the proper determination of the Claim within sixty (60) days after delivery by Indemnifying Party of its response to the Claim Notice, each of the parties agrees that any party may commence legal action to obtain a judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) which resolves the Claim. Upon resolution the parties shall follow the procedures set forth in subsection (d)(ii) below.

                  (ii) If the Indemnifying Party does not dispute the validity, amount and calculation of a Claim or any dispute regarding such Claim has been resolved pursuant to the procedures set forth in subsection (d)(i) above, the Indemnifying Party shall pay the Claim within fifteen (30) days of receipt of the Claim Notice, if the Claim was undisputed, or within fifteen (15) days of the resolution of the dispute, which shall occur pursuant to the procedures set forth in subsection (d)(i) above. The Indemnified Party may pursue any other legal remedies available to it hereunder against Seller or Buyer, as the case may be, to satisfy and collect such Claims.

            (e) Defense of Third-Party Claims.

                  (i) If any third party shall notify any party entitled to indemnification under this Section 8 with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification under this Section 8, then the Indemnified Party shall give written notice thereof to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of any citation, summons or similar instrument giving the Indemnified Party notice of the Third Party Claim); provided, however, the failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that any Indemnifying Party demonstrates it was prejudiced by such failure.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party diligently conducts the defense of the Third Party Claim.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(e)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 8(e)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

            (f) Releases and Waiver of any Contribution Rights. Notwithstanding anything herein to the contrary, effective as of the Closing, the Target and each of its Subsidiaries are hereby released from and shall have no further obligation to Buyer, and Seller waives any rights that he may have against Target or its Subsidiaries, including any rights to indemnification, advancement of expenses or to contribution or subrogation, and releases Target and its Subsidiaries from any claims that it may then or ever have against Target or any of its Subsidiaries for any reason whatsoever, excluding any claims for breach of the Consulting Agreement or the Non-Competition Agreement. Seller hereby expressly acknowledges and agrees that the indemnity obligations under this
Section 8 shall apply notwithstanding that the matter subject to indemnification involves an act or omission by the Target or any of its Subsidiaries and that the Seller shall not seek or receive indemnification, contribution or subrogation from the Target or its Subsidiaries.

      9. INFORMATION.

            (a) Records. Each Party agrees that it will cooperate with and make available for review and reproduction to the other Party, during normal business hours, all books, records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege). The Party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. All information received pursuant to this Section 9 shall be subject to Seller's confidentiality obligations to Buyer and Target. Each Party further agrees to retain all books, records and information covered by this Section 9 for a period of at least four (4) years following the Closing.

            (b) Cooperation on Tax Matters. Buyer, Target and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns relating to pre-Closing or post-Closing periods or in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder at the sole cost and expense of the requesting

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party.

      10. TERMINATION.

            (a) Termination of Agreement. This Agreement may be terminated as follows:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller or the Target breaches any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before the earlier to occur of (x) the forty-fifth (45th) day after the Registration Statement is declared effective by the Commission if it first becomes declared effective on or before July 6, 2004 and the thirtieth
(30th) day after the Registration Statement is declared effective if it first becomes effective after July 6, 2004, or (y) September 30, 2004, unless in either case the Closing has not occurred by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer, at any time prior to the Closing, (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before the earlier to occur of (A) the forty-fifth (45th) day after the Registration Statement is declared effective by the Commission if it first becomes effective on or before July 6, 2004 and the thirtieth (30th) day after the Registration Statement is declared effective if it first becomes effective after July 6, 2004, or (B) September 30, 2004, unless in either case the Closing has not occurred by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller or the Target breaching any of their respective representations, warranties or covenants contained in this Agreement).

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      11. MISCELLANEOUS.

            (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading requirement concerning its publicly-traded securities (in which case the disclosing Party will notify the other Parties of such disclosure forty-eight (48) hours prior to making the disclosure).

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement; Confidentiality Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Confidentiality Agreements shall nevertheless remain in full force and effect.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer, the Target and the Seller; provided, however, that the Buyer may without such prior written consent, for collateral security purposes, assign its rights (but not its obligations) to providers of financing in connection with the purchase of the Target Shares.

            (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) on personal delivery to the Party notified, (ii) five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as UPS or Federal Express for next day delivery, or (iv) on the day of facsimile transmission, with confirmed transmission, to the facsimile number shown below (or to such other facsimile number as the Party to be notified may indicate by ten (10) days advance written notice to the other Party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the Party to be notified at the address indicated below for that Party, or at such other address as that Party may indicate by ten (10) days advance written notice to the other Party in the manner herein provided:

            If to the Seller, and if prior
            to the Closing, the Target:         W. Whitlow Wyatt
                                                2879 Rivermeade Drive
                                                Atlanta, Georgia  30327
                                                Fax:  (404) 885-1938

            with a copy to:                     Morris, Manning & Martin, LLP
                                                1600 Atlanta Financial Center
                                                3343 Peachtree Road, N.E.
                                                Atlanta, Georgia 30326

                                                Attn:  J. F. "Sandy" Smith, Esq.
                                                Fax:  (404) 365-9632

                If to the Buyer, and if after
                the Closing, the Target:        Phoenix Footwear Group, Inc.
                                                5759 Fleet Street, Suite 220
                                                Carlsbad, California  92008

                with a copy to:                 Woods Oviatt Gilman LLP
                                                700 Crossroads Building
                                                2 State Street
                                                Rochester, New York  14614
                                                Attn:  Gordon E. Forth, Esq.
                                                Fax:  (585) 454-3968

      Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Target and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Each of the Parties shall bear its own costs and expenses (including all legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, if the transactions contemplated by this Agreement are consummated, the Seller shall pay the legal, accounting and financial advisor fees and expenses of Target and Seller incurred in connection with this Agreement and the transactions contemplated hereunder (including, but not limited to, those of SunTrust Robinson Humphrey and The Montana Group), except that in such event Target, but not Seller, shall bear and be responsible for all legal fees and expenses which are reasonably incurred that are in excess of $20,000 to the extent incurred assisting Buyer in its Financing, including, but not limited to, the review, comment on and counsel provided with respect to Amendment No. 1 to the Registration Statement and any future amendments of the Registration Statement and the prospectuses included therein and any due diligence to Buyer's underwriters and lender. Seller hereby represents and warrants that as of the date hereof, such legal fees and expenses total no more than $5,030. In addition, notwithstanding the above, the Target shall pay (i) all accounting fees and expenses of the Target to the extent set forth in Section 6(g)(ii).

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

            (m) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any Chancery Court for the County of Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(g) above. Nothing in this Section 12(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

            (o) Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            (p) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


      BUYER:                        PHOENIX FOOTWEAR GROUP, INC.


                                    By:    /s/ James R. Riedman
                                           -------------------------------------
                                    Name:  James R. Riedman
                                    Title: Chairman and CEO



      SELLER:                       /s/ W. Whitlow Wyatt
                                    --------------------------------------------
                                    W. Whitlow Wyatt



      TARGET:                       ALTAMA DELTA CORPORATION


                                    By:      /s/ W. Whitlow Wyatt
                                           -------------------------------------
                                    Name:  W. Whitlow Wyatt
                                    Title: President and Chief Executive Officer

                                    EXHIBITS

         Exhibit A          Form of Escrow Agreement
         Exhibit B          Form of Consulting Agreement
         Exhibit C          Form of Non-Competition Agreement
         Exhibit D          Form of Registration Rights Agreement
         Exhibit E          Form of Landlord Waiver
         Exhibit F          Opinion of Counsel to the Target and Seller
         Exhibit G          Opinion of Special Counsel to the Target
         Exhibit H          Form Shareholder Release
         Exhibit I          Opinion of Counsel to Buyer